                             FOR INFORMATION ONLY

     This registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment.

    As filed with the Securities and Exchange Commission on April __, 2001.

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ______________________

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                         UNDER SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                             _____________________

                                MERCFUEL, INC.
            (Exact name of Registrant as specified in its Charter)

        DELAWARE                                       95-4831828
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

5456 McConnell Avenue, Los Angeles, California                     90066
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)

                  Issuer's telephone number:  (310) 827-2737

       Securities to be registered pursuant to Section 12(b) of the Act:

                                     None.

                               (Title of Class)

       Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock ($.01 par value)

                               (Title of Class)

                            INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT


Item 1.    Business

           The information required by this item is contained under "Summary", "The Company", "The Distribution" and "Business" of the Information Statement (the "Information Statement") attached hereto as Annex I. Those sections are incorporated herein by reference.

Item 2.    Financial Information

           The information required by this item is contained under "Capitalization", "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement. Those sections are incorporated herein by reference.

Item 3.    Properties

           The information required by this item is contained under "Business - Facilities" of the Information Statement. That section is incorporated herein by reference.

Item 4.    Security Ownership of Certain Beneficial Owners and Management

           The information required by this item is contained under "Security Ownership of Principal Stockholders and Management" of the Information Statement. That section is incorporated herein by reference.

Item 5.    Directors and Executive Officers

           The information required by this item is contained under "Management" of the Information Statement. That section is incorporated herein by reference.

Item 6.    Executive Compensation

           The information required by this item is contained under "Management" of the Information Statement. That section is incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions

           The information required by this item is contained under "Summary", "Risk Factors", "Management", "Agreements Between MercFuel and

           MAG" and "Description of Capital Stock - Liability and
           Indemnification of Officers and Directors" of the Information Statement. Those sections are incorporated herein by reference.

Item 8.    Legal Proceedings

           The information required by this item is contained under "Business - Legal Proceedings" of the Information Statement. That section is incorporated by reference herein.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Other Stockholder Matters

           The information required by this item is contained under "Dividend Policy" of the Information Statement. That section is incorporated by reference herein.

Item 10.   Recent Sales of Unregistered Securities

           The Registrant has issued no securities other than shares of its Common Stock issued to Mercury Air Group, Inc.

Item 11.   Description of Registrant's Securities to be Registered

           The information required by this item is contained under "Description of Capital Stock" of the Information Statement. That section is incorporated herein by reference.

Item 12.   Indemnification of Directors and Officers

           The information required by this item is contained under "Description of Capital Stock - Liability and Indemnification of Officers and Directors" of the Information Statement. That section is incorporated herein by reference.

Item 13.   Financial Statements and Supplementary Data

           The information required by this item is contained in "Financial Statements" of the Information Statement. Those financial statements are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

           None.

Item 15.   Financial Statements and Exhibits

           (a) The information required by this part is contained in "Index to Financial Statements and Financial Statement Schedules" of the Information Statement. That section is incorporated herein by reference.

           (b) Index to Exhibits

                3.1 Amended and Restated Certificate of Incorporation of the
                    Registrant

                3.2 Bylaws of the Registrant

               99.1 Form of Tax Option of Baker & McKenzie

               99.2 Consent of Baker & McKenzie (See Exhibit 99.1)

                                   SIGNATURE

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MERCFUEL, INC.


                                          /s/ Joseph A. Czyzyk
                                          ------------------------------------
                                          Joseph A. Czyzyk
                                          Chairman and Chief Executive Officer

Date: April 6, 2001

                                 SCHEDULE 14C
                 Information Required in Information Statement
Reg. (S)240.14c-101

                            SCHEDULE 14C INFORMATION
 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                    of 1934


Check the appropriate box:

[X]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement

                            Mercury Air Group, Inc.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, $.01 par value.

     (2)  Aggregate number of securities to which transaction applies:
          6,576,430.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $4.00 per share, estimated fair market value.

     (4)  Proposed maximum aggregate value of transaction: $26,305,720.

     (5)  Total fee paid: $5,261.19.


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:_________________.

     (2)  Form, Schedule or Registration Statement No.:__________________.

     (3)  Filing Party:______________________.

     (4)  Date Filed:_______________________.

[MAG LETTERHEAD]

                                                                  April __, 2001

To the Stockholders of Mercury Air Group, Inc.:


     The Board of Directors of Mercury Air Group, Inc. ("MAG") has approved a distribution of the outstanding shares of Common Stock of its wholly owned subsidiary, MercFuel, Inc. ("MercFuel"), to holders of MAG's Common Stock. Each stockholder of MAG will receive with this letter one share of MercFuel Common Stock for every one share of MAG Common Stock held on ___________________. No stockholder vote is required or sought in connection with the distribution. The enclosed Information Statement explains the distribution of MercFuel shares and related transactions and contains important financial and other information about MercFuel, its organization, business, management and other matters. Please read the Information Statement carefully and keep it for future reference.

     The Board of Directors of MAG believes the distribution of Common Stock of MercFuel is in the best interests of MAG and its stockholders. Following the distribution, management of each company plans to concentrate its attention and resources on their respective core businesses without regard to the corporate objectives, policies and investment standards of the other. For example, MercFuel will focus on a distinct business - fuel sales and services - while MAG will continue focusing on its cargo operations, fixed base operations, U.S. government contract service, and airline automation services.

                                                       Sincerely,



                                                       Joseph A. Czyzyk
                                                       Chief Executive Officer

{MERCFUEL LETTERHEAD}


                                                                  April __, 2001

To the Stockholders of MercFuel, Inc.:


     The enclosed Information Statement contains important financial and other information about MercFuel, Inc., the corporation of which you will become a stockholder if you owned shares of Mercury Air Group, Inc. Common Stock on __________________. We want to welcome you as an investor and invite you to learn more about our company.

     We at MercFuel are excited about the future of our company and look forward to a long relationship with each of you.


                                             Sincerely,



                                             Joseph A. Czyzyk
                                             Chief Executive Officer and
                                             Chairman of the Board

                                                                         ANNEX I

                             INFORMATION STATEMENT

                                 MERCFUEL, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF MERCURY AIR GROUP, INC.)

                           MERCURY AIR GROUP, INC.'S
                      DISTRIBUTION OF 6,576,430 SHARES OF
                             MERCFUEL COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                   ---------------------------------------

     This Information Statement is being furnished in connection with the distribution (the "Distribution") by Mercury Air Group, Inc. ("MAG") to its stockholders of all of the shares of Common Stock of its wholly owned subsidiary, MercFuel, Inc. ("MercFuel" or the "Company").

     It is expected that the Distribution will be made on or about _____________, to holders of record of the Common Stock of MAG, $.01 par value per share (the "MAG Common Stock"), on ______________, on the basis of one share of the Common Stock of MercFuel, $.01 par value per share (the "MercFuel Common Stock"), for every one share of MAG Common Stock held. The Distribution will result in all of the outstanding shares of MercFuel Common Stock being distributed to holders of MAG Common Stock on a pro rata basis.

     No consideration will be required to be paid by MAG stockholders for the shares of MercFuel Common Stock to be received by them in the Distribution, nor will they be required to exchange shares of MAG Common Stock to receive MercFuel Common Stock.

                   ---------------------------------------

          NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR
              SOUGHT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

                   ---------------------------------------

           THE DATE OF THIS INFORMATION STATEMENT IS APRIL __, 2001

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Summary...................................................................................    1
Summary Financial Data....................................................................    4
The Company...............................................................................    6
The Distribution..........................................................................    7
Risk Factors..............................................................................   14
Forward-Looking Statements; Market Data...................................................   23
Capitalization............................................................................   23
Dividend Policy...........................................................................   24
Selected Financial Data...................................................................   24
Management's Discussion and Analysis of Financial Condition and Results of
   Operations.............................................................................   25
Business..................................................................................   31
Management................................................................................   40
Security Ownership of Principal Stockholders and Management...............................   44
Arrangements Between MercFuel and MAG.....................................................   46
Description of Capital Stock..............................................................   55
Independent Accountants...................................................................   60
Additional Information....................................................................   60
Index to Financial Statements.............................................................   61
Financial Statements......................................................................  F-1

                                    SUMMARY

     This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Information Statement. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement.


Distributing Company................  Mercury Air Group, Inc., a Delaware corporation ("MAG")
                                      is active in several air service areas, including cargo
                                      operations, fixed base operations, U.S. government
                                      contract services, and airline automation services.

Distributed Company.................  MercFuel, Inc., a Delaware corporation ("MercFuel" or the "Company", and sometimes referred to as "we" or
                                      "us") is in the fuel sales and services business.  See
                                      "Business".

Distribution Ratio..................  One share of MercFuel Common Stock, par value $.01 per share, for every one share of MAG Common Stock.

Shares to be Distributed............  A total of 6,576,430 shares of MercFuel Common Stock will be distributed to MAG stockholders.

Record Date.........................  _________________ (close of business).

Distribution Date...................  On or about ___________________.

Certain Tax Consequences............  In general, it is anticipated that MAG, MercFuel, and the MAG stockholders should not recognize any taxable
                                      gain or income solely as a result of the Distribution.
                                      See "The Distribution - Certain Federal Income Tax
                                      Consequences of the Distribution".

Trading Market and Symbol...........  We do not expect to qualify for listing of our Common
                                      Stock on the Nasdaq Small Cap Market upon completion of
                                      the Distribution.  Trading, if any, in our Common Stock
                                      may be conducted in the over-the-counter market on an
                                      electronic bulletin board or in what are commonly
                                      referred to as the "pink sheets".  See "Risk Factors -
                                      Absence of Public Market; Possible Illiquidity of
                                      Trading Market".

Distribution Agent..................  American Stock Transfer and Trust Company, Brooklyn, New
                                      York ("American Stock Transfer").

Dividends...........................  The MercFuel Board of Directors anticipates that we will retain any earnings and will not pay dividends to our
                                      stockholders in the foreseeable future.  See "Dividend
                                      Policy".

Principal Office of the Company....   5456 McConnell Avenue, Los Angeles, California 90066.


Transfer Agent and Registrar for      American Stock Transfer will act as our Transfer Agent
Common Stock.......................   and Registrar for the MercFuel Common Stock.


                                      The Board of Directors of MAG believes that the
Reasons for the Distribution.......   Distribution is in the best interests of MAG and its
                                      stockholders for a number of reasons.  Among these are:
                                      (a) focusing the management of each company on the core
                                      business of each company without regard to the corporate
                                      objectives and policies of the other company, (b)
                                      offering incentives more attractive and appropriate for
                                      the motivation and retention of key employees by each,
                                      and (c) improving the likelihood that each of MercFuel
                                      and MAG may have greater access to capital than would
                                      otherwise be the case.

Our Relationship with MAG.........    We are currently a wholly-owned subsidiary of MAG.
                                      MAG's Common Stock is traded on the American Stock
                                      Exchange under the symbol "MAX".   On January 1, 2001
                                      (the "Separation Date"), MAG transferred to us all
                                      assets and liabilities related to MAG's existing fuel
                                      sales and services business, and assigned to us its
                                      contracts with customers and suppliers related to its
                                      fuel sales and services business, along with certain
                                      intellectual property, including the domain name
                                      www.mercfuel.com (hereinafter such transfers of assets
                                      and liabilities, and assignment of contracts and
                                      intellectual property, referred to as the "Separation").
                                      Prior to the effective date of the Distribution (the
                                      "Distribution Date"), MAG will contribute equity to us
                                      in the amount of $4,000,000.  On the Distribution Date,
                                      we will pay to MAG the amount classified as "Due to MAG"
                                      on our financial statements, which amount reflects
                                      advances from MAG to us to fund our working capital
                                      requirements.  Because this amount fluctuates on a daily
                                      basis we will not know such amount until the
                                      Distribution Date.


Credit Facilities Following the
Distribution........................  Both MAG and we will be required to obtain separate credit facilities to fund our operations.  MAG has
                                      received a term sheet from a financial institution to
                                      place, on a "best-efforts basis", a term loan financing
                                      secured by various fixed base operating facilities in an
                                      amount of up to approximately $35,000,000.  This term
                                      loan facility will, among other things, provide working
                                      capital to MAG and give MAG the ability to guaranty
                                      certain trade obligations of MercFuel for a period of up
                                      to 364 days from the date of closing.  In the event MAG
                                      issues such guaranty, MercFuel may be required to
                                      indemnify MAG in consideration thereof.  The terms of
                                      such indemnification will be subject to negotiation with
                                      MAG's lenders, including such financial institution.
                                      MAG has also received a term sheet from a financial
                                      institution for a revolving credit facility of up to
                                      $12,000,000 and for the issuance of a standby letter of
                                      credit of up to $16,250,000.  The facility will be
                                      guaranteed by all direct and indirect subsidiaries of
                                      MAG, including MercFuel.  The MercFuel guaranty will not
                                      be released until MAG is released from its obligations
                                      to guarantee certain of MercFuel's trade obligations.
                                      MercFuel has received a term sheet from a financial
                                      institution for a revolving loan of up to $20,000,000
                                      including a $5,000,000 sublimit for the issuances of
                                      letters of credit.  The consummation of these loans is
                                      subject to numerous conditions, and there can be no
                                      assurance that such loans will be successfully
                                      consummated.  See "The Distribution - Restructuring of
                                      Indebtedness in Connection with the Distribution" and
                                      "Risk Factors - Risks Related to MercFuel's Relationship
                                      with MAG".

Post-Separation Agreements..........  We intend to enter into agreements with MAG that will govern the separation of our business operations from MAG.

                                      The agreements between MAG and us will also govern various interim and ongoing relationships between us and MAG.
                                      All of the agreements providing for our separation from
                                      MAG will be made in the context of a parent-subsidiary
                                      relationship and will be negotiated in the overall context of our separation from MAG. We believe that the proposed
                                      terms of these agreements are fair. However, the terms
                                      of these proposed agreements may be more or less
                                      favorable to us than if they had been negotiated with
                                      unaffiliated third parties. See "Risk Factors -Risks
                                      Related to MercFuel's Relationship with MAG" .


Risk Factors........................  Stockholders should carefully consider certain factors described under "Risk Factors".


                            SUMMARY FINANCIAL DATA

     The following tables present our summary financial data. The data presented in these tables are from "Selected Financial Data" and our historical financial statements included elsewhere herein. You should read those sections for a further explanation of the financial data summarized here.

     The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.


                                                          Years Ended June 30,           Six Months Ended
                                                                                            December31,
                                                    ------------------------------------------------------
                                                          1998       1999      2000      1999      2000
                                                    ------------------------------------------------------
                                                             (in thousands, except per share amounts)
Statement of Operations Data:

Fuel sales                                            $148,354   $111,638  $203,412   $93,315     $165,316

Cost of sales                                          138,730     99,823   192,399    87,475      158,803
                                                    ------------------------------------------------------
Gross margin                                             9,624     11,815    11,013     5,840        6,513
                                                    ------------------------------------------------------
Operating expenses:
Selling, general and administrative                      3,567      4,418     4,506     2,269        2,522
Provision for bad debts                                  8,639      1,377     5,000       728        1,700
Depreciation                                                14         57        58        26           31
                                                    ------------------------------------------------------
Total operating expenses                                12,220      5,852     9,564     3,023        4,253
                                                    ------------------------------------------------------
Operating income                                        (2,596)     5,963     1,449     2,817        2,260

Interest expense                                         1,163      1,016     1,187       588          286
                                                    ------------------------------------------------------
Income (loss) before income taxes                       (3,759)     4,947       262     2,229        1,974

Provision (benefit) for income taxes                    (1,466)     1,929       102       869          770
                                                    ------------------------------------------------------
Net income (loss)                                     $ (2,293)  $  3,018   $   160   $ 1,360     $  1,204
                                                    ======================================================
Basic and diluted
   net income (loss) per share                        $  (0.35)  $   0.46   $  0.02   $  0.21     $   0.18
                                                    ======================================================

Shares used in computing basic
   and diluted net income (loss) per share               6,576      6,576     6,576     6,576        6,576
                                                    ======================================================

Unaudited pro forma basic and diluted net                                   $  0.06               $   0.20
   income per share (1)
                                                                         =================================

Shares used in computing unaudited pro forma
   basic and diluted net income per share (1)                                 6,826                  6,826
                                                                         =================================

                                                                                     December 31, 2000
                                                                                --------------------------
Balance Sheet Data:                                                                           Pro Forma
                                                                                   Actual    As Adjusted (2)
                                                                                --------------------------
Working capital                                                                    $ 6,248       $  7,787
Total assets                                                                        33,936         35,475
Due to MAG                                                                           6,461          1,461
Stockholders' equity                                                                     -          5,000

---
Notes:
  (1) Pro forma basic and diluted net income per share amounts are calculated using the 6,576,430 common shares to be distributed to MAG stockholders plus the 250,000 shares from the sale of MercFuel common stock that MercFuel expects to occur prior to the Distribution. The net proceeds of this sale, estimated at $1 million, will be paid to MAG to reduce the amount due to MAG. In computing pro forma net income per share, net income was increased by $259,000 and $130,000 for the year ended June 30, 2000 and the six months ended December 31, 2000, respectively. The increase in net income resulted from an assumed reduction of allocated interest expense from MAG due to the reduction in the amount due to MAG.

       It is anticipated that MercFuel will enter into a transitional services agreement with MAG pursuant to which MAG will provide MercFuel with transitional services, systems and operational support operations, including data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. MAG services provided to MercFuel will be fixed at $70,000 per month. Charges for these transitional services have not been included in the computation of pro forma basic and diluted net income per share as costs for such services have been allocated to MercFuel in the historical financial statements and, therefore, would represent duplicative charges in the pro forma computations.

  (2) Pro forma as adjusted amounts give effect to the following actions as though these actions had been taken as of December 31, 2000:

       . the contribution by MAG of $4 million of equity prior to the effective date of the Distribution;

       . the $1 million of net proceeds held in escrow from the sale of approximately 250,000 shares of common stock that MercFuel is expected to consummate prior to the Distribution. See "The Distribution - Anticipated Equity Infusions in Connection with the Distribution"; and

       .   the $5,000,000 reduction in the amount due to MAG


                                  THE COMPANY

       Our business after the Distribution will consist of the business conducted by the existing fuel sales and services division of MAG, and the additional proposed changes to such business, as set forth herein. Our fuel sales consist of contract fueling and related fuel management services. Sales of aviation fuel are made primarily to domestic and international airlines and air freight companies. We also provide fuel to large corporate aircraft operators through third parties.

       We believe that we add value for our customers and are able to attract business by providing high quality service and by offering a combination of favorable pricing and credit terms. We believe that we also add value for our suppliers, which are principally major oil companies, by facilitating the management and distribution of aviation fuels for air carriers which the oil companies typically do not service. We provide 24-hour, single source, coordinated supply and delivery on a worldwide basis as well as providing related support services. Further, we believe our scale of operations and creditworthiness allow the purchase of fuel on more favorable price and credit terms than would be available to most of our customers on an individual basis.

       We were organized in Delaware on October 27, 2000. As of March 1, 2001, the fuel sales and services division of MAG had 33 employees.

       Our principal executive offices are located at 5456 McConnell Avenue, Los Angeles, California 90066. Our telephone number is (310) 827-2737. We maintain a website at www.mercfuel.com. Information on our website does not constitute part of this Information Statement.

                               THE DISTRIBUTION

Reasons for the Distribution

     The Board of Directors of MAG has determined by unanimous vote that it will be in the best interests of MAG, MercFuel and the MAG stockholders to undertake the Distribution. The Distribution is designed to separate MAG and MercFuel which have evolved into separate businesses with distinct strategies, financial, investment and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific business. In essence, MAG has five principal operating units, with MercFuel having different capital needs, objectives and relationships with its customers than do the other four operating units. The Distribution will permit the management of MAG and MercFuel to concentrate their attention and resources on the challenges faced by their respective core businesses without regard to the corporate objectives, policies and investment standards of the others.

     It is anticipated that the Distribution should provide both companies with better access to debt and equity markets to finance their growth. It is the belief of management and its advisors, including VMR Capital Markets, U.S. ("VMR"), that MercFuel and MAG will both have greater access to equity markets as separate companies than as a single entity. Additional infusions of equity will, for both companies, fuel growth and provide access to additional credit facilities.

     Following the Distribution, it is anticipated that the working capital facility for MercFuel will contain fewer restrictive financial covenants and will give MercFuel greater borrowing capacity than under the existing MAG debt structure. Increased support of MercFuel by MAG may create leverage ratios too high for MAG's lenders under its present financing facilities. See "Restructuring of Indebtedness in Connection with the Distribution". Following the Distribution, MAG's valuation for equity purposes may more closely resemble its actual valuation, as comparable companies for valuation of MAG will more appropriately be other fixed base operations and cargo companies. Consequently, MAG's and MercFuel's access to capital markets will increase as a result of a focus of its business strategy on these businesses. In addition, MercFuel's operations are working capital intensive and MercFuel must maintain a high level of financing capabilities, as MercFuel works with a limited number of refiners who expect prompt payment, and MercFuel's ability to obtain best pricing may be predicated on having sufficient equity to substantiate viable credit capacity. MAG does not have the equity and credit base given its present capital structure necessary to expand MercFuel, and is restricted from growing its other divisions because of the cash requirements of its MercFuel division.

     Due to the different capital needs and market perceptions of the two companies, it is believed that a stock offering can be accomplished by either company at prices much more favorable to existing stockholders than can be accomplished by the combined company. In this regard, in addition to the approximately $1,000,000 raised privately prior to the date of the Distribution, it should be noted that MercFuel intends to raise additional capital in one or more equity offerings within one year of the date of this Information Statement. See "Anticipated Equity Infusions in Connection with the Distribution". In addition, MAG may utilize its stock to make acquisitions in furtherance of its intentions to grow the Fixed Based Operations ("FBO") and cargo businesses. Separating the companies should also allow for increased executive focus for both MAG and MercFuel and more effective incentive programs for key employees of each company. The Distribution is also expected to improve MercFuel's ability to acquire its fuel at the best commercial prices by eliminating real or perceived conflicts with suppliers of MAG's other divisions. In addition, future investments in technological improvement for a computer-based electronic business strategy will be more appropriately borne by MercFuel. Separating MercFuel from MAG will allow equity investors and lenders a better opportunity to assess the relative risks of the individual businesses. Finally, the Board of Directors of MAG believes the Distribution will permit investors, customers and other constituencies the ability to evaluate the respective businesses of MAG and MercFuel more effectively.

Anticipated Equity Infusions in Connection with the Distribution

     Prior to the Distribution Date, MAG will contribute equity to MercFuel in the amount of $4,000,000. In addition, it is anticipated that, immediately prior to the Distribution, MercFuel will accept subscription agreements for the sale of approximately 250,000 shares of our common stock, generating net proceeds, after offering and other expenses, of approximately $1,000,000. Approximately this amount has been raised to date and is currently being held in an escrow account by MercFuel. However, MercFuel may elect to return the proceeds at any time prior to its acceptance of the subscription agreements. If MercFuel does not accept the subscription agreements prior to December 31, 2001, all proceeds will be returned to the subscribers.

Current Indebtedness

     MAG currently has the following debt facilities in place, among others:

     (i) A $24,000,000 Senior Subordinated 12% Note, issued to J.H. Whitney Mezzanine Fund on September 10, 1999 (the "Whitney Note");

     (ii) A senior secured credit facility with a consortium of four banks (the "Consortium"), entered into on March 2, 1999 (the "Senior Credit Facility"), which consists of, as of December 31, 2000, a revolving credit facility in the amount of $35,000,000 of which $2,500,000 was outstanding and of which $17,500,000 secured outstanding letters of credit ("Revolving Credit"), a term loan with a balance of $17,625,000 ("Term Loan") and an acquisition facility in the amount of $18,500,000, of which $17,400,000 was outstanding as of December 31, 2000 ("Acquisition Facility"); and

     (iii) A tax exempt bank financing pursuant to a loan agreement between MAG and the California Economic Development Financing Authority, which is secured by a line of credit under the Senior Credit Facility, of which $16,500,000 was outstanding as of December 31, 2000.

     As a wholly-owned subsidiary of MAG, MercFuel is a party to both the Whitney Note and the Senior Credit Facility. The Distribution cannot be completed without successfully concluding negotiations with the holders of the Whitney Note and obtaining adequate financing agreements for both MAG and MercFuel.

Restructuring of Indebtedness in Connection with the Distribution

     MAG and MercFuel have received and may accept term sheets from three financial institutions in connection with credit financing to be put in place on or subsequent to the Distribution. MAG has received a term sheet for a term loan facility of up to $35,000,000 ("Term Loan Facility") secured by various FBO facilities. The Term Loan Facility will be guaranteed by all affiliates of MAG, including MercFuel. The Term Loan Facility will terminate 60 months from closing, but not subsequent to June 1, 2006, and will be amortized over a period of five (5) years, to a balloon payment equal to 35% of the amount funded. The Term Loan Facility will contain covenants that will include a cross-default with any present or future financing facilities and other customary financial covenants for a transaction of this size and type. In addition, MAG will be granted the ability to guaranty the trade obligations of MercFuel for a period of up to 364 days from the commencement date of the loan subject to satisfactory review of the form and substance of such guaranty by the lending financial institution. In the event MAG issues such guaranty, MercFuel may be required to indemnify MAG in consideration thereof. The terms of such indemnification will be subject to negotiation with MAG's lenders. The financial institution's obligation to fund the loan is subject to certain conditions precedent.

     MAG also has received from a financial institution a term sheet for a Senior Credit Facility (as defined), which includes a revolving credit facility (the "Revolving Credit Facility") in an amount up to the lesser of $12,000,000 or the Borrowing Base (as defined), including a $3,000,000 sublimit for the issuance of standby and commercial letters of credit, and which includes a term facility for issuing a standby letter of credit of up to $16,250,000 million that will support indebtedness issued under the California Economic Development Commission. The Senior Credit Facility will be cross-guaranteed by all existing future direct and indirect domestic subsidiaries of MAG, including MercFuel, during such time as MAG has outstanding guarantees of MercFuel's trade obligations. The Senior Credit Facility will terminate and all amounts outstanding will be due and payable in full at the fourth anniversary of closing. The Senior Credit Facility will be secured by (i) all of the capital stock of MAG's subsidiaries, and (ii) all assets of MAG and its subsidiaries (excluding certain leaseholds). In addition, MAG will be granted the ability to guaranty the trade obligations of MercFuel ("Trade Obligation Guarantees") for a period of up to six months from the commencement date of the loan subject to satisfactory review of the form and substance of each guaranty by the lender(s). In the event MAG issues such guaranty, MercFuel may be required to indemnify MAG in consideration thereof. The Senior Credit Facility will be subject to financial and other covenants that are usual and customary for transactions of the type. These covenants will apply to both MAG and MercFuel, however, MercFuel will be released from the guaranty and no longer be subject to such covenants when MAG is relieved of any contingent obligations resulting from the Trade Obligation Guarantees. The consummation of the loans under the Senior Credit Facility will be subject to certain conditions precedent, including MAG's consummation of the Distribution and securing a lease financing commitment of not less than $35,000,000 and MercFuel obtaining a revolving credit facility satisfactory to the lender.

     MercFuel has received a term sheet from a financial institution for a revolving loan (the "Revolving Loan") of up to $20,000,000, including a $5,000,000 sublimit for the issuance of letters of credit. Loan proceeds would be used to (i) assist in paying an amount up to $10,000,000 to MAG in conjunction with the Distribution, and (ii) for general corporate purposes. The Revolving Loan will mature in either two, three, four or five years from the date of initial closing, at MercFuel's option. The Revolving Loan will be secured by substantially all of MercFuel's assets. The Revolving Loan would be subject to certain covenants, including maintenance of a minimum level of tangible net worth and EBITDA that would be based upon a discount of MercFuel's projected operating performance. The consummation of the Revolving Loan will be subject to certain conditions precedent, including MercFuel having a minimum of $5,000,000 in the aggregate of unrestricted cash or cash equivalents on hand and/or available credit capacity, after reserving for those amounts necessary to maintain current liabilities reasonably within terms, and MercFuel receiving a minimum of $4,000,000 in equity in tandem with the closing of the Revolving Loan.

Manner of Effecting the Distribution

     The general terms and conditions relating to the Distribution will be set forth in various agreements which will be entered into between MAG and us prior to the Distribution. Each stockholder of MAG will receive one share of our common stock for every one share of MAG common stock held on the record date of the Distribution ("Record Date"). Upon completion of the Distribution, and assuming 250,000 shares of common stock are sold prior to the Distribution there will be approximately 6,826,430 shares of our common stock outstanding. There will also be additional options to purchase approximately 1,000,000 shares of our common stock authorized for issuance under our various stock option plans. See "Management - 2001 Stock Option Plan, Non-Employee Directors Stock Option Plan, and Grants of Stock Options". In addition, it is expected that holders of MAG options prior to the Distribution Date may either: (i) convert such options into options to purchase MercFuel Common Stock utilizing a conversion formula based on the opening per-share price of MercFuel's common stock on the first trading day after the Distribution Date relative to the closing per-share price of MAG common stock on the last trading day before the Distribution Date, or (ii) retain such options, in which event MAG will adjust such options utilizing a conversion formula based on the per-share price of MAG common stock before and after the Record Date. Additional shares of MAG common stock may be issued prior to the Record Date, upon exercise of stock options or otherwise, and shares of MAG common stock may be retired prior to the Record Date. All common stock outstanding on the Record Date will be immediately eligible for sale in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except that, any restricted shares, and any shares owned by affiliates of MercFuel may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act.

     The Distribution will be made on the Distribution Date to stockholders of record of MAG at the close of business on the Record Date. On the Distribution Date, MAG will deliver shares of our common stock to the distribution agent (the "Distribution Agent"), for distribution to MAG stockholders as of the Record Date. The Distribution Agent will mail, beginning promptly thereafter, certificates representing MercFuel common stock to these MAG stockholders. MAG stockholders will not be required to pay for shares of our common stock received in the Distribution or to surrender or exchange shares of MAG common stock to receive shares of our common stock. No vote of MAG stockholders is required or will be sought in connection with the Distribution, and MAG stockholders have no appraisal rights in connection with the Distribution. MAG will account for the Distribution as a dividend.

Certain Federal Income Tax Consequences of the Distribution

     The following discussion sets forth a summary of the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the Distribution to holders of MAG common stock . The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address all federal income tax consequences that may be relevant to particular MAG stockholders in light of their personal investment circumstances or to MAG stockholders subject to special treatment under the Code, e.g. tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, insurance companies, and dealers in securities, or stockholders who acquired MAG common stock by exercising employee stock options or otherwise as compensation or who do not hold their shares of MAG common stock as a "capital asset" within the meaning of Section 1221 of the Code. In addition, this discussion does not address any state, local or foreign tax considerations relative to the Distribution. ACCORDINGLY, EACH MAG STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     MAG has not requested, and does not intend to request, a ruling from the Internal Revenue Service (the "Service"), with respect to the federal income tax consequences of the Distribution. However, management believes, based in part on an opinion of the law firm of Baker & McKenzie, that although the matter is not free from doubt: (i) the contribution by MAG of certain assets and liabilities to MercFuel in exchange for common stock of MercFuel, followed by the Distribution, should be treated as a reorganization within the meaning of
Section 368(a)(1)(D) of the Code; and (ii) the Distribution should be treated as a transaction to which Section 355 of the Code applies. The opinion of Baker & McKenzie is based on certain assumptions as to future events and the continuing accuracy of representations of MAG, MercFuel and CFK Partners. The tax treatment of the Distribution may depend on future events, such as sales of stock by MAG or MercFuel stockholders, or subsequent mergers or acquisitions of MAG or MercFuel with respect to which representations have been made by MAG, MercFuel, and CFK Partners, the results of which will not be reviewed by Baker & McKenzie. The opinion of Baker & McKenzie is not binding on the IRS or any court. No assurance can be given that the IRS will not challenge the tax treatment of the Distribution.

     Assuming the Distribution qualifies as a tax-free distribution under
Section 355 of the Code, the following tax consequences will result:

          (1) A MAG stockholder will not recognize any income, gain or loss as a result of the receipt of MercFuel common stock in the Distribution.

          (2) A MAG stockholder's holding period for shares of MercFuel common stock received in the Distribution will include the period for which the stockholder's shares of MAG common stock were held.

          (3) The tax basis of MAG common stock held by a MAG stockholder immediately before the Distribution will be apportioned between such MAG common stock and the MercFuel Common stock received by such stockholder in the Distribution based upon the relative fair market value of such MAG common stock and MercFuel common stock on the date of the Distribution.

          (4) Neither MAG nor MercFuel will recognize any gain or loss in connection with the Distribution, other than deferred intercompany gains and excess loss accounts, if any, that may be triggered as a result of the Distribution or transactions undertaken in connection with the Distribution.

     Each MAG stockholder who receives MercFuel common stock in the Distribution must attach to such stockholder's federal income tax return for the year in which the MercFuel common stock is received, a statement that describes the applicability of Section 355 of the Code to the Distribution. Each MAG stockholder is urged to consult his own tax advisor with respect to the special tax consequences of the Distribution which may apply to such stockholder, including the effects of state, local and foreign tax laws.

     It should be noted that the application of Section 355 of the Code to the Distribution is complex and may be subject to differing interpretation. In particular, the Service may challenge the tax-free status of the Distribution on the grounds that it lacks an adequate "business purpose", or that the device requirement of Section 355(a)(1)(B) of the Code (which requires the Distribution is not to be used as a device for the distribution of MAG's earnings and profits) is not met. Accordingly, there can be no assurance that the Service will not successfully assert that the Distribution is a taxable event.

     If the Distribution does not qualify as a tax-free distribution under
Section 355 of the Code, then: (i) MAG would recognize capital gain equal to the difference between the fair market value of the MercFuel common stock on the Distribution Date and MAG's tax basis in such stock; (ii) each stockholder receiving shares of MercFuel common stock in the Distribution may be treated as having received a distribution equal to the value of the MercFuel common stock received which would be taxable as ordinary income to the extent of MAG's current and accumulated earnings and profits; (iii) the holding period for determining capital gain treatment of the MercFuel common stock received in the Distribution would commence on the Distribution Date; and (iv) each stockholder would have a tax basis in the shares of MercFuel common stock received in the Distribution equal to the fair market value of such shares. Corporate stockholders may be eligible for a dividends-received deduction (subject to certain limitations) with respect to the portion of the Distribution constituting a dividend, and may be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in such holder's tax basis in his or her MAG stock to the extent of such deduction.

     The foregoing is a summary of material federal income tax considerations of the Distribution under current law. Each stockholder should consult his or her tax advisor as to the particular consequences of the Distribution to such stockholder, in light of his or her personal circumstances, including the application of state, local and foreign tax laws.

Trading of MercFuel Common Stock

     A "when issued" trading market in our common stock may develop prior to the Distribution Date. A "when issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.

     Prior to the Distribution, there will not be any established public trading market for our common stock.

     Following the Distribution, shares of our common stock (other than restricted shares or shares held by affiliates) will be eligible for trading and freely transferable. Trading, if any, in our common stock will be conducted in the over-the-counter market on an electronic bulletin board or in what are commonly referred to as the "pink sheets." See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market and Possible Volatility of Stock Price." We do not expect to qualify for listing of our common stock in the Nasdaq Small Cap Market. The extent of the market for our common stock and the prices at which our common stock may trade prior to or after the Distribution cannot be predicted. See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market".

Other Consequences of the Distribution

2001 Stock Option Plan

     We intend to adopt a 2001 Stock Option Plan (the "2001 Stock Plan") under which employees and directors of MercFuel, are eligible to receive stock option grants. See "Management - 2001 Stock Option Plan".

Non-Employee Directors Stock Option Plan

     We intend to adopt a Non-Employee Directors Stock Option Plan under which outside directors receive automatic grants of stock options. See "Management - Non-Employee Directors Stock Option Plan".

Questions Relating to the Distribution

     Questions relating to the Distribution or ownership of our Common Stock should be directed to the Chief Executive Officer, MercFuel, 5456 McConnell Avenue, Los Angeles, California 90066.

Relationship With MAG after the Distribution

     Our business has historically been operated as a division of MAG. We have relied on MAG for, among other services, accounting, human resources, legal, and financial administration. Except as set forth in "Other Arrangements" below and in connection with MAG's guarantees of certain of our indebtedness to vendors and our indemnification of MAG in connection with such guarantees, upon completion of the Distribution, we will operate independently from MAG. Prior to the Distribution, we will enter into a Master Separation and Distribution Agreement and certain ancillary agreements with MAG. See "Agreements between MercFuel and MAG".

Other Arrangements

     We may guarantee certain indebtedness incurred by MAG. In addition, MAG may guarantee certain obligations that we may incur to our vendors. We may indemnify MAG in consideration for such guarantees. The terms of such indemnification will be subject to negotiation with MAG's lenders.

Board of Directors

     Our Board of Directors will consist of Joseph A. Czyzyk, Jeffrey R. Wescott, Todd M. Ficeto and George Grkinich, Jr. Our Board of Director is divided into three classes. See "Management - Classified Board of Directors."


                                 RISK FACTORS

     The following risk factors should be considered carefully, in addition to the other information contained in the Information Statement, in evaluating MercFuel and its business prospects.

               Risks Related to MercFuel's Relationship with MAG

MercFuel will not be able to rely on MAG to fund its future capital requirements, and financings from other sources may not be available on favorable terms or at all.

     In the past, our capital needs have been satisfied by MAG. However, following the Distribution, MAG will no longer provide funds to finance our working capital or other cash requirements. We cannot assure you that financing from other sources, if needed, will be available on favorable terms or at all.

     We will need to raise debt and equity capital from other sources to implement our e-commerce strategy and we may need to raise debt and equity capital from other sources to continue to be able to fund our purchases of fuel. We anticipate that, immediately subsequent to the Distribution, we will sell approximately 250,000 shares of our common stock, generating net proceeds, after deducting offering expenses, of $1,000,000. See "The Distribution -Anticipated Equity Infusions in Connection with the Distribution". There can be no assurance that funds from other sources will be able to be raised on acceptable terms and conditions. Future equity financings may be dilutive to the existing holders of our common stock. With respect to debt financing, MAG and MercFuel have signed term sheets from separate financial institutions. See "The Distribution - Restructuring of Indebtedness in Connection with the Distribution". These term sheets do not represent commitments, and are subject to numerous conditions precedent. There can be no assurance that such financings will be closed. These and other future debt financings will involve restrictive covenants. We may not be able to obtain financing with interest rates as favorable as those that MAG could obtain.

     MercFuel's historical financial information may not be representative of its results as a separate company.

     The historical financial information MercFuel has included in this Information Statement has been carved out from MAG's financial statements and may not accurately reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. MAG did not account for MercFuel as, and MercFuel was not operated as, a single, stand-alone entity for the periods presented. In addition, the historical information is not necessarily indicative of what MercFuel's results of operations, financial position and cash flows will be in the future. We have not made adjustments to reflect significant changes that may occur in our cost structure, funding and operations as a result of our separation from MAG, including changes in our employee base, changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

     MercFuel's directors and executive officers may have conflicts of interest because of their ownership of MAG common stock.

     Some of our directors and executive officers have a substantial amount of their personal financial portfolios in MAG common stock and options to purchase MAG common stock. Ownership of MAG common stock by our directors and officers after its separation from MAG could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for MAG and MercFuel.

     If MAG's Distribution is not tax-free, MercFuel could be liable to MAG for the resulting taxes, which would significantly harm MercFuel's business.

     We have agreed to indemnify MAG in the event the Distribution is not tax-free to MAG or its stockholders because of actions taken by us or our failure to take various actions, all as set forth in our tax sharing agreement with MAG.
We may not be able to control some of the events that could trigger this liability. In particular, under Section 355(e) of the Code, a corporation that distributes the stock of a subsidiary in a distribution under Section 355 of the Code will be required to recognize a gain if the transaction is part of a plan in which one or more persons acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in either the distributing corporation or the distributed subsidiary. If such stock is acquired within the four year period beginning two years before and ending two years after the distribution, the distribution and acquisition will be presumed to be part of the same plan.

     MercFuel may issue 250,000 shares of its common stock immediately prior to the Distribution. As set forth above, MercFuel is considering issuing additional equity after the Distribution. See "The Distribution - Anticipated Equity Infusions in Connection with the Distribution". If additional MercFuel stock is acquired, and such acquisition is considered to be pursuant to the same plan as the Distribution, there is a risk that the Distribution will be taxable to MAG under Section 355(e).

Uncertainty of Bank Financing

     Currently, MAG and its fuel sales and services division have in place a significant amount of bank financing. Management of MAG is currently negotiating with its banks to replace these financings with independent credit facilities. See "The Distribution - Restructuring of Indebtedness in Connection with the Distribution". There can be no assurance that this bank debt will be able to be restructured on terms and conditions favorable to us or that we will be able to be released from any or all of such bank debt. A failure to obtain debt financing on terms and conditions acceptable to MercFuel or MAG, or a failure to release MercFuel or MAG from any or all of such existing bank debt, could result in the Distribution not occurring, or, if the Distribution does occur under such circumstances, could result in adverse financial consequences to MercFuel.

Cross-Default Obligations May Exist Between Us and MAG

     Following the distribution, we may be required to guarantee certain indebtedness incurred by MAG. Although we anticipate this guarantee will be released at a certain period of time, there can be no assurance as to if and when such guarantee will be released. Any demand on this guarantee could harm our business. In addition, MAG may be required to guarantee certain obligations we may incur to our vendors, and we will be required to indemnify MAG in consideration of such guarantee. Our business could also be harmed if we are required to indemnify MAG pursuant to such guarantee. See "The Distribution - Restructuring of Indebtedness in Connection with the Distribution".

                         Risks Related to Distribution

Uncertainty of Tax Consequences

     Neither MAG nor MercFuel have applied for a private letter ruling from the Service to the effect that MAG and MercFuel have a reasonable basis for the position that the Distribution will qualify as a tax-free distribution under
Section 355 of the Code. However, management believes, based in part on an opinion of the law firm of Baker & McKenzie, that although the mater is not free from doubt: (i) the contribution by MAG of certain assets and liabilities to MercFuel in exchange for common stock of MercFuel, followed by the Distribution, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; and (ii) the Distribution should be treated as a transaction to which Section 355 of the Code applies. The opinion of Baker & McKenzie is based on certain assumptions as to future events and the continuing accuracy of representations of MAG, MercFuel and CFK Partners. The tax treatment of the Distribution depends on future events, such as sales of stock by MAG or MercFuel stockholders, or subsequent mergers or acquisitions of MAG or MercFuel with respect to which representations have been made by MAG, MercFuel, and CFK Partners, the results of which will not be reviewed by Baker & McKenzie. If any of the foregoing representations is inaccurate, the opinion may not be relied upon.

     Further, the applicability of Section 355 to the Distribution is complex and may be subject to differing interpretations. In particular, the Service may challenge the tax-free status of the Distribution on the grounds that it lacks an adequate "business purpose", or that the device requirement of Section 355(a)(1)(B) of the Code (which requires the Distribution not be used as a device for the distribution of MAG's earnings and profits) is not satisfied. Accordingly, even if the assumptions are correct, there can be no assurance that the Service will not successfully challenge the applicability of Section 355 to the Distribution, or assert that the Distribution fails the requirements of
Section 355 on the basis of facts either existing at the time of the Distribution or which may arise after the Distribution Date.

Absence of Public Market; Possible Illiquidity of Trading Market

     There has been no previous trading market for our common stock and there can be no assurance that a public market for our common stock will develop or be sustained. If a public market develops, we do not expect to qualify for listing of our common stock on the Nasdaq Small Cap Market. Trading, if any, in our common stock will be conducted in the over-the-counter market on an electronic bulletin board or in what are commonly referred to as the "pink sheets". Such trading may cause the common stock to be significantly less liquid than common stock or other securities listed on the Nasdaq National Market or the Nasdaq Small Cap Market. Moreover, if we are unable to achieve the standards for quotation on the Nasdaq Small Cap Market, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. In addition, our securities may be subjected to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell and/or make a market in our securities and the ability of holders of our securities to sell their securities in the secondary market.

     There can be no assurance regarding the price at which our common stock will trade after the Distribution. The market prices for securities of newly public companies have historically been highly volatile. Future announcements concerning us or our competitors, including our operating results or technological innovations, as well as investor perception of MercFuel and our industry, along with general economic and market conditions, may have a significant impact on the market price of our common stock. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general and small capitalization companies in particular, factors which are often unrelated to their operating performance.


      Risks Related to MercFuel's Financial Condition and Business Model

We have no history as an independent company. This factor may make our business more difficult to evaluate and hinder our ability to implement our business plan successfully.

     We have historically been operated as a division of MAG. In October 2000, MercFuel was incorporated in Delaware as a wholly-owned subsidiary of MAG. In connection with the Distribution, we will become a stand-alone public company. Therefore, MercFuel has no history as an independent company. Our lack of independence may limit your ability to evaluate our prospects due to:

     -  Our lack of historical financial data as an independent company; and

     - Our limited experience as an independent company in addressing emerging trends that may affect our business.

     As a newly independent company, we face risks and uncertainties relating to our ability to implement our business plan successfully.

Credit Quality of Receivables; Effect of Aviation Fuel Availability on Customers

     We typically sell aviation fuel on an unsecured basis with extended credit terms. In addition, a substantial portion of our accounts receivable are due from smaller and generally less well-established or well-capitalized airlines, including certain foreign, regional, commuter and start-up airlines, which may be less creditworthy than larger, well-established and well-capitalized airlines. A material rise in the price or material decrease in the availability of aviation fuel would adversely impact these and other MercFuel customers. To the extent that our airline customers were not able to immediately adjust their business operations to reflect increased operating costs, they could take relatively longer to pay our accounts receivable. Such payment delays would further increase our working capital demands. In some cases, the impact of a fuel price increase could materially impair the financial stability of an airline customer such that it would be unable to pay amounts owed to us and could result in such airline customer filing for bankruptcy protection. In that event, we could incur significant losses related to the uncollectability of the receivables. We have incurred in the past and are likely to continue to incur losses as the result of the business failure of a customer. In this regard, it should be noted that MAG has entered into a fuel management contract with National Airlines, Inc. ("National"), which we intend to assume following the Distribution. Sales to National accounted for approximately 17.7% of our consolidated revenue in fiscal 2000. National filed for bankruptcy protection on December 6, 2000, and MAG is continuing to provide fuel to National, on a secured basis, under the auspices of the bankruptcy court. The failure of National, another relatively large customer or a number of smaller customers could have a material adverse effect on our business, operating results and financial condition.

Foreign Customers

     Approximately 25.6% of the fuel sales and services division of MAG's consolidated revenues for fiscal 2000 were generated from foreign-based customers headquartered in Asia, Europe, Latin America and the Caribbean. We frequently grant foreign customers extended credit terms, which may result in proportionately larger receivable balances for a given quantity of fuel sales. To the extent such customers are also large fuel purchasers, our credit exposure to a single customer may be relatively large. Although invoices are usually denominated in U.S. dollars, foreign customers may have difficulty in paying such invoices in the event of the devaluation of their national currency. In addition, if a foreign customer fails to abide by its contractual commitments, our legal remedies may not be as effective as they would be in collecting from domestic customers. Finally, operations in certain foreign countries may subject us to the risk of social or economic unrest, possibly jeopardizing our operations in such countries.

Competition

     We are in direct competition with major oil companies, major airlines and other independent fuel suppliers, such as WorldFuel Services ("WorldFuel"), and with other aircraft support companies which maintain their own sources of aviation fuel. Many of our competitors have greater financial, technical and marketing resources than us. There can be no assurance that we will be able to compete successfully with existing or new competitors.

General Economic Conditions

     The air transportation industry is highly sensitive to general economic conditions. Our fuel sales could be adversely affected by a sustained economic recession either in the United States or globally. Financial problems incurred by our commercial customers could have a material adverse effect on our business, operating results and financial condition. Furthermore, our business with foreign air carriers could be adversely affected by political or military disputes involving the United States and/or certain foreign countries.

Aviation Fuel Availability

     Our fuel sales business could be materially adversely affected by a significant decrease in the availability, or increase in the price, of aviation fuel. From June 1999 to June 30, 2000, per gallon fuel costs rose approximately 67% and led to a significant increase in bad debts due to the incidence of customer bankruptcies. Fuel prices have continued to rise subsequent to fiscal

2000. Although we believe that there are currently adequate aviation fuel supplies and that aviation fuel supplies will generally remain available, events outside our control have in the past resulted and could in the future result in spot shortages or further rapid increases in fuel costs. Although MercFuel has been generally able to pass through rising fuel costs to its customers, extended periods of high fuel costs could adversely affect our ability to purchase fuel in sufficient quantities because of credit limits placed on us by our fuel suppliers, although this was not a factor in fiscal 2000 when fuel prices rose significantly. Various factors including the price of fuel, the volatility of the price of fuel, over-all business mix, customer profiles and specific major accounts which are attracted, retained or lost during a given period will affect our gross margin as a percentage of revenue.

Impact of Fuel Sales on Working Capital

     MAG has in the past, and MercFuel will in the future, use substantial working capital to finance accounts receivable generated from fuel sales operations. The amount of working capital consumed by these accounts receivable has depended and will depend primarily on the quantity of fuel sold, the price of the fuel, our extension of credit and customer compliance with credit terms. Any increase in such quantity or price, any increase in credit extended, or any substantial customer noncompliance with credit terms will result in a corresponding increase in the aggregate accounts receivable balance, thereby requiring us to employ additional working capital. The quantity and price of fuel sold by the fuel sales and services division of MAG has increased substantially in the last eighteen months. MAG has historically been able to finance its growth in accounts receivable by increasing the Credit Facility and through internally generated funds, including accounts payable to fuel suppliers. However, no portion of the Credit Facility will be available for us after the Distribution and consequently we will need to obtain an alternative credit facility to finance our operations. At the current level of fuel sales, if the price of aviation fuel were to materially increase for a sustained period, we might have to reallocate funds from business expansion to meet working capital demand, or alternatively, we could be forced to curtail fuel sales or change the credit terms granted to our customers, which could adversely affect earnings and jeopardize established customer relationships.

MercFuel's clients may terminate their contracts with it on short notice.

     Our services are often delivered pursuant to oral agreements, invoice terms or short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or short notice. If a major client or a number of small clients terminates our contracts or significantly reduces or modifies their business relationships with us, we may not be able to replace the shortfall in revenues. Consequently, you should not predict or anticipate our future revenues based upon the number of clients we currently have.

Consolidation in the Fuel Business May Impact Our Credit Availability.

     Recently, due to consolidation in the industry, fewer sources of fuel have become available. Because a significant proportion of our fuel purchases are on credit, it is possible that the consolidation in the industry may impact the total amount of credit available to us.

                Risks Related to MercFuel's Strategy and Market

MercFuel may not be able to successfully design, develop, or implement electronic commerce architecture required for its e-commerce strategy.

     We have only recently begun feasibility and design stage work for our electronic commerce initiative. In order to design, develop, and implement our electronic commerce architecture, we will need to recruit and retain qualified individuals. There can be no assurance that we will be able to recruit and retain such individuals, that we will be able to successfully design such architecture, or that such architecture will be able to be developed on an economical basis. In addition, because we are unable to accurately predict the cost of development of our electronic commerce architecture, the development of such architecture may exceed our budget, resulting in an adverse impact on our earnings or financial condition.

MercFuel may be unable to develop and introduce its e-business strategy in a timely manner or in response to changing market conditions or client requirements.

     We anticipate that we will face the following challenges to our ability to introduce our e-business strategy:

     -  inadequate development of the necessary infrastructure;

     - resistance by suppliers and customers to the introduction of new technology and procedural changes;

     - problems related to the development of cross-platform technology which may be necessary for the software to work on various computer operating systems;

     - problems meeting customer and supplier concerns related to accuracy, security and auditing of data;

     -  competition from others' technology;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

     -  possible changes in governmental regulation.

Moreover, critical issues concerning the use of the Internet remain unresolved and may affect the growth of the use of such technologies to solve business problems.

MercFuel may have difficulty managing its expanding operations, which may harm its business.

     A key part of our strategy is to grow our business; however, our growth has placed a significant strain on our managerial and operational resources. To manage our growth, we must continue to improve our financial and management controls, reporting systems and procedures. We may not be able to do so successfully.

If MercFuel is unable to find suitable acquisition candidates, its growth could be impeded.

     A component of our growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services or products. In pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could also result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.

     Performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations.

Competition for experienced personnel is intense and MercFuel's inability to retain key personnel could interrupt its business and adversely affect its growth.

     Our future success depends, in significant part, upon the continued service and performance of our senior management and other key personnel, in particular Eric Beelar, our President. Losing the services of Mr. Beelar may impair our ability to effectively deliver our services and manage our company, and to carry out our business plan. In addition, we need to recruit and retain a Chief Executive Officer to replace Joseph Czyzyk, who intends to devote his full time to the business of MAG. There can be no assurance that we will be able to find a replacement for Mr. Czyzyk. Competition for qualified personnel in the fuel sales and services industry is intense and we may not be successful in attracting and retaining qualified personnel. There may be only a limited number of persons with the requisite skills to serve in this and other management positions and it may become increasingly difficult to hire these persons. Our business will suffer if we encounter delays in hiring additional personnel.

MercFuel's business may suffer if it fails to adapt appropriately to the challenges associated with growing its international operations.

     Expanded international operations may require us to modify the way we conduct our business and deliver our services in these markets.

     We anticipate that we will face the following challenges internationally:

     - the burden and expense of complying with a wide variety of foreign laws and regulatory requirements;

     -  potentially adverse tax consequences;

     -  longer payment cycles and problems in collecting accounts receivable;

     -  difficulties in staffing and managing foreign operations;

     -  cultural and language differences;

     -  fluctuations in currency exchange rates; and

     -  seasonal fluctuations in business activity.

     If we do not appropriately anticipate changes and adapt our practices to meet these challenges, our growth could be impeded and our results of operations could suffer.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

     Many statements made in this Information Statement under the captions "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward looking-statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

     This Information Statement contains market data related to the aviation industry and the aviation fuel business. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition.

     The forward-looking statements made in this Information Statement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2000. Our capitalization is presented:

  .  on an actual basis
  . on a pro forma basis to give effect of the contribution of $4 million of equity from MAG to us

  . on a pro forma basis to give effect to the $5 million reduction of the amount due to MAG and

  . on a pro forma basis to give effect to the sale of 250,000 shares of common stock at a price of $4.35 per share, the estimated net proceeds of which are $1,000,000. See "The Distribution - Anticipated Equity Infusions in Connection with the Distribution" and "Risk Factors - Risks Related to MercFuel's Relationship with MAG - MercFuel will not be able to rely on MAG to fund its future capital requirements, and financings from other sources may not be available on favorable terms or at all".

                                               December 31, 2000
                                ----------------------------------------------
                                                                  Pro Forma
                                    Actual                       As Adjusted
                                    ------                       -----------

Due to MAG                       $6,461                        $       1,461
                                ----------------------------------------------

Common stockholders' equity           -                                5,000
                                ----------------------------------------------
Total capitalization             $6,461                        $       6,461
                                ==============================================


                                DIVIDEND POLICY

     We presently intend to retain earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future.


                            SELECTED FINANCIAL DATA

     The following tables present our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements included herein. Our statement of operations data set forth below for each of the years in the three-year period ended June 30, 2000 and our balance sheet data as of June 30, 1999 and 2000 have been derived from our audited financial statements included herein. The statement of operations data for the year ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1996, 1997, 1998 and December 31, 1999 are derived from our unaudited financial data that is not included herein. The statement of operations data for the six months ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000 have been derived from unaudited financial statements included herein and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                      Years Ended June 30,                   Six Months Ended
                                                                                                December 31,
                                   -----------------------------------------------------------------------------
                                          1996       1997       1998        1999       2000      1999       2000
                                   -----------------------------------------------------------------------------
                                                        (in thousands, except per share data)
Statement of Operations Data:
Fuel sales                            $172,357   $201,002   $148,354    $111,638   $203,412   $93,315   $165,316
Cost of sales                          162,844    191,371    138,730      99,823    192,399    87,475    158,803
                                   -----------------------------------------------------------------------------
Gross margin                             9,513      9,631      9,624      11,815     11,013     5,840      6,513
                                   -----------------------------------------------------------------------------
Operating expenses:
Selling, general and administrative      3,838      3,769      3,567       4,418      4,506     2,269      2,522
Provision for bad debts                    750      2,200      8,639       1,377      5,000       728      1,700
Depreciation                                12         12         14          57         58        26         31
                                   -----------------------------------------------------------------------------
Total operating expenses                 4,600      5,981     12,220       5,852      9,564     3,023      4,253
                                   -----------------------------------------------------------------------------
Operating income                         4,913      3,650     (2,596)      5,963      1,449     2,817      2,260
Interest expense                         1,703      1,693      1,163       1,016      1,187       588        286
                                   -----------------------------------------------------------------------------
Income (loss) before income taxes        3,210      1,957     (3,759)      4,947        262     2,229      1,974
Provision (benefit) for income
   taxes                                 1,274        775     (1,466)      1,929        102       869        770
                                   -----------------------------------------------------------------------------
Net income (loss)                     $  1,936   $  1,182   $ (2,293)   $  3,018   $    160   $ 1,360   $  1,204
                                   =============================================================================
Basic and diluted net
   income (loss) per share            $   0.29   $   0.18   $  (0.35)   $   0.46   $   0.02   $  0.21   $   0.18
                                   =============================================================================

Shares used in computing basic and
   diluted net income (loss) per
   share                                 6,576      6,576      6,576       6,576      6,576     6,576      6,576
                                   =============================================================================
Balance Sheet Data:
Working capital                       $ 22,035   $ 19,942   $ 13,946    $ 16,834   $ 10,342   $12,785   $  6,248
Total assets                            33,045     32,985     25,227      31,052     28,946    36,012     33,936
Due to MAG                              22,081     19,980     14,003      17,521     10,575    12,983      6,461

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this Information Statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" and elsewhere in this Information Statement.

Basis of Presentation

     Our financial statements have been carved out from the financial statements of MAG using the historical results of operations and historical basis of the assets and liabilities of the MAG businesses that MercFuel comprises. The financial statements also include allocations to MercFuel of certain MAG corporate assets, liabilities and expenses, including centralized legal, accounting, employee benefits, and other MAG corporate and infrastructure costs. The expense allocations have been determined on a basis that MAG and MercFuel considered to be a reasonable reflection of the utilization of the services provided to MercFuel or the benefit received by MercFuel (See Note 1 to the audited financial statements, included herein for a discussion of the allocation assumptions).

     The financial information presented in this Information Statement may not be indicative of our financial position, results of operations or cash flows which may occur in the future nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had MercFuel been a separate, stand-alone entity for the periods presented. The financial information presented in this Information Statement does not reflect the many significant changes that will occur in MercFuel funding and operations as a result of MercFuel becoming a stand-alone entity.

Results of Operations - Six Months Ended December 31, 2000 and December 31,
1999.

     The following table sets forth, for the periods indicated, the revenues and gross margin for the Company as well as selected other financial statement data.

                                            Six Months Ended December 31,
                                         ---------------------------------
                                                   ($ In Millions)
                                                2000               1999
                                         ---------------------------------
                                                   % of             % of
                                                   Total            Total
                                          Amount  Revenue  Amount  Revenue
                                         ---------------------------------
Revenue                                  $ 165.3   100.0%  $ 93.3   100.0%
Cost of sales                              158.8    96.1%    87.5    93.8%
                                         ---------------------------------
Gross margin                                 6.5     3.9%     5.8     6.2%
Selling, general and administative           2.5     1.5%     2.3     2.4%
Provision for bad debts                      1.7     1.0%     0.7     0.8%
Interest expense and other                   0.3     0.2%     0.6     0.7%
                                         ---------------------------------
Income before income taxes                   2.0     1.2%     2.2     2.4%
Provision for income taxes                   0.8     0.5%     0.8     0.9%
                                         ---------------------------------
Net income                               $   1.2     0.7%  $  1.4     1.5%
                                         =================================

Six Months Ended December 31, 2000 Compared to December 31, 1999

     Revenue increased by 77.2% to 165.3 million in the current period from $93.3 million a year ago. Gross margin increased to $6.5 million in the current six month period from $5.8 million a year ago due to higher volume of fuel sold. The increase in revenues was due to an increase of 43% in the price of fuel sold and an increase of 24% in the volume of fuel sold. Volume increased in the current period due to a significant new customer added in September 2000.

     Selling, general and administrative expenses in the current period increased 11.2% to $2.5 million from $2.3 million in last year's period due primarily to higher legal fees. Selling, general and administrative expense included an allocation from MAG of $0.5 million in the current six month period and $0.7 million in the year ago period.

     Provision for bad debts increased 133.5% in the current period to $1.7 million from $0.7 million a year ago due to significantly higher sales in this period and greater credit exposure due to significantly higher fuel prices which has created a greater risk of loss due to potential bad debts related to certain airline accounts. Future periods may continue to be impacted by higher reserve requirements. In addition, the provision in the current period includes $1.6 million which is attributable to a legal settlement with Western Pacific Airlines, Inc ("WPAI"). This amount was partially offset by $0.9 million in bad debt recoveries from Tower Airlines, Inc ("Tower").

     Interest expense (net) decreased by 51.4% in the current period to $0.3 million from $0.6 million a year ago due to lower average outstanding amounts due to MAG. Interest expense is allocated from MAG based on MercFuel's average working capital requirements.

     Income tax expense approximated 39% of pre-tax income in both periods reflecting the expected effective annual tax rate.

Results of Operations - Fiscal 2000, 1999 and 1998

     The following table sets forth, for the periods indicated, the revenue and gross margin for the Company, as well as selected other financial statement data.

                                              Year Ended June 30,
                                                ($ In Millions)
                                    2000               1999            1998
                            --------------------------------------------------
                                      % of             % of            % of
                                      Total            Total           Total
                             Amount  Revenue  Amount  Revenue  Amount  Revenue
                            --------------------------------------------------
Revenue                     $ 203.4   100.0%  $111.6   100.0%  $148.3  100.0 %
Cost of sales                 192.4    94.6%    99.8    89.4%   138.7   93.5 %
                            --------------------------------------------------
Gross margin                   11.0     5.4%    11.8    10.6%     9.6    6.5 %
Selling, general and
administrative                  4.5     2.2%     4.4     3.9%     3.6    2.4 %
Provision for bad debts         5.0     2.5%     1.4     1.3%     8.6    5.8 %
Interest expense and other      1.2     0.6%     1.1     1.0%     1.2    0.8 %
                            --------------------------------------------------
Income before income taxes      0.3     0.1%     4.9     4.4%    (3.8)  (2.6)%
Provision for income taxes      0.1     0.1%     1.9     1.7%    (1.5)  (1.0)%
                            --------------------------------------------------
Net income                  $   0.2     0.1%  $  3.0     2.7%  $ (2.3)  (1.6)%
                            ==================================================

Fiscal Year Ended June 30, 2000 Compared to Fiscal Year Ended June 30, 1999

     Revenue increased 82.2% to $203.4 million in fiscal 2000 from $111.6 million in fiscal 1999 due to higher fuel prices and higher volume of fuel sold. Gross Margin decreased 6.8% to $11.0 million in fiscal 2000 from $11.8 million in fiscal 1999. The increase in revenue was due to an increase of 22.3% in volume of fuel sold and an increase of 43.0% in the price of fuel sold. The decrease in gross margin was primarily due to lower per gallon margins caused by rising fuel prices.

     Selling, general and administrative expenses increased by 2.0% to $4.5 million in fiscal 2000 from $4.4 million in fiscal 1999. Selling, general and administrative expense includes an allocation from MAG of $1.3 million in fiscal 2000 and $1.5 million in fiscal 1999.

     Provision for bad debts increased 263.1% in fiscal 2000 to $5.0 million from $1.4 million in fiscal 1999 due to a $2.7 million write off of Tower Air, Inc.'s receivable (as a result of its bankruptcy), significantly higher sales in fiscal 2000 and greater exposure due to significantly higher fuel prices during fiscal 2000 which has created a greater risk of loss due to potential bad debts related to certain airline accounts. Future periods may continue to be impacted by higher reserve requirements.

     Interest expense (net) increased 16.8% in fiscal 2000 to $1.2 million from $1.1 million in fiscal 1999 due to higher interest rates in fiscal 2000. Interest expense is allocated from MAG based upon MercFuel's average working capital requirements.

     Income tax expense approximated 39.0% of pretax income in both fiscal 2000 and fiscal 1999 reflecting the expected effective annual income tax rate.

Fiscal Year Ended June 30, 1999 Compared to Fiscal Year Ended June 30, 1998

     Revenue decreased 24.7% to $111.6 million in fiscal 1999 from $148.3 million in fiscal 1998, primarily due to lower fuel prices and lower fuel volume. Gross margin increased 22.8% to $11.8 million in fiscal 1999 from $9.6 million in fiscal 1998. Volume declined approximately 32 million gallons all of which was related to the bankruptcy filing of WPAI. The loss of WPAI's business occurred in February 1998 when the carrier ceased operations. Average fuel prices decreased approximately 12% in fiscal 1999 as compared to fiscal 1998. Higher per gallon fuel margins caused by lower fuel prices increased gross margin to 10.6% as a percentage of revenue in fiscal 1999 as compared to 6.5% in fiscal 1998.

     Selling, general and administrative expenses in fiscal 1999 increased 23.9% to $4.4 million from $3.6 million in fiscal 1998. Selling, general and administrative expense includes an allocation from MAG of $1.5 million in fiscal 1999 compared to $1.0 million in fiscal 1998. In addition, higher charges were incurred in fiscal 1999 for compensation, insurance and credit card fees.

     Provision for bad debts in fiscal 1999 declined 84.1% to $1.4 million from $8.6 million in fiscal 1998 primarily due to a loss of $7.1 million from WPAI's bankruptcy which is included in fiscal 1998 and lower bad debt allowance requirements attributable in part to lower fuel sales.

     Interest expense (net) in fiscal 1999 decreased 12.6% to $1.1 million from $1.2 million in fiscal 1998 primarily due to lower average outstanding amounts due to MAG and lower interest rates. Interest expense is allocated from MAG based upon MercFuel's average working capital requirements.

     Income tax expense approximated 39% of pretax income for fiscal 1999 and income tax benefit approximated 39% of pretax loss for fiscal 1998, reflecting the Company's effective income tax rate.

Liquidity and Capital Resources

     MercFuel has historically financed its operations primarily through operating cash flow and advances from MAG. MercFuel's cash balance at December 31, 2000 and June 30, 2000 was zero in both periods. The amount due to MAG was $6.5 million and $10.6 million at December 31, 2000 and June 30, 2000, respectively. MAG has historically financed MercFuel primarily through its bank financing arrangements, the collateral for which includes the assets of MercFuel. MAG and MercFuel have received and may accept proposals from three financial institutions in connection with credit financing to be put in place on or subsequent to the Distribution. See "The Distribution - Restructuring of Indebtedness in Connection with the Distribution".

     Net cash provided by operating activities was $5.3 million during the six months ended December 31, 2000 and $6.7 million during fiscal 2000. During the six months ended December 31, 2000, the primary sources of net cash provided by operating activities were net income plus depreciation totaling $1.2 million, bad debt expense of $1.7 million, an increase in accounts payable of $7.1 million, due in large part to higher fuel costs and higher volumes, and an increase in accrued expenses and other current liabilities of $2.0 million. The primary use of cash from operating activities during the six month period ended December 31, 2000 was an increase in trade accounts receivable of $6.6 million, due to higher sales. During fiscal 2000, the primary sources of net cash provided by operating activities were bad debt expense of $5.0 million and an increase in accounts payable of $4.6 million. The primary use of cash from operating activities during fiscal 2000 was an increase in trade and other accounts receivable of $3.1 million.

     Net cash used in investing activities was $11,000 during the six months ended December 31, 2000 due to an increase in property and equipment. Net cash provided by investing activities was $440,000 during fiscal 2000 primarily from the sale of property.

     Net cash used in financing activities was $5.3 million during the six months ended December 31, 2000 and $7.1 million during fiscal 2000, due to a reduction in the advance from MAG.

     The Company's accounts receivable balance was $30.3 million at December 31, 2000 and $25.4 million at June 30, 2000. Accounts receivable is comprised primarily of trade receivables from customers and is net of an allowance for doubtful accounts. MercFuel's credit risk is based in part on the following:
1) substantially all receivables are related to a single industry (aviation),
2) there is a concentration of credit risk as there are several customers who at any time have significant balances owed to MercFuel, and 3) significant balances are owed by certain customers that are not adequately capitalized.

     Accounts receivable days outstanding for the six months ended December 31, 2000 and the year ended June 30, 2000 were 41 days and 53 days, respectively, based upon revenue for each period. Accounts receivable days outstanding are impacted by a high volume of fuel sales to customers with extended payment terms. Allowance for doubtful accounts increased to $2.4 million at December 31, 2000 from $2.1 million at June 30, 2000.

     From June 30, 2000 to December 31, 2000, per gallon fuel costs rose approximately 26%. Significantly higher fuel prices for an extended period of time have a negative impact on the aviation industry as it increases the airlines operating expenses. Smaller, less well capitalized airlines may be more seriously affected. The Company assesses its credit portfolio on an ongoing basis and establishes allowances which it believes are adequate to absorb potential credit problems that can be reasonably anticipated.

     In the event that fuel prices increase significantly for an extended period of time, the Company's liquidity could be adversely affected unless the Company is able to increase vendor credit or increase lending limits under its revolving credit facility. The Company believes, however, that MAG's current financing arrangements (and the availability under the terms of the Company's proposed bank financing arrangement) and vendor credit should provide it with sufficient liquidity in the event of a major temporary surge in oil prices.

Effects of Recent Accounting Pronouncements

      On July 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, " Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The cumulative effect of adoption at July 1, 2000 had no effect. At December 31, 2000, there were no outstanding derivative contracts.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), which provided the staff's views in applying generally accepted accounting principals to selected revenue issues. SAB 101, as amended, is required to be implemented by the Company during the quarter ended June 20, 2001. The Company does not believe that the impact of implementing SAB 101 will be material.

Inflation

     The Company believes that inflation has not had a significant effect on its results of operations during the past three fiscal years.


                                   BUSINESS

Overview

     Our business will consist of the business conducted by the existing fuel sales and services division of MAG, and the additional proposed changes to such business, as set forth herein. Our fuel sales consist of contract fueling and related fuel management services. Sales of aviation fuel are made primarily to domestic and international airlines and freight companies. We also provides fuel to large corporate aircraft operators through third parties.

     Contract fuel sales are generally made pursuant to verbal or short-term contracts whereby we provide fuel supply and, in most cases, delivery to meet all or a portion of a customer's fuel supply requirements at one or more locations. To facilitate our fuel sales business at locations where we do not have facilities, we have developed an extensive network of third party supply and delivery relationships which enable us to provide fuel to customers on a scheduled or ad hoc basis. Through these third party relationships, we are currently supplying fuel to customers at airports worldwide.

     We believe that we add value for our customers and are able to attract business by providing high quality service and by offering a combination of favorable pricing and credit terms. We provide 24-hour, single source, coordinated supply and delivery on a national and international basis as well as providing related support services. Further, we believe our scale of operations and creditworthiness allow the purchase of fuel on more favorable price and credit terms than would be available to most of our customers on an individual basis.

     Accordingly, we frequently extend credit on an unsecured basis to customers which may exhibit a higher credit risk profile and who may otherwise be required to prepay or post letters of credit for fuel purchases. The amount of credit extended to any particular customer is a subjective decision. Customer credit terms range from prepayment to up to more than 60 days with certain accounts also subject to maximum credit line limitation. In certain instances, we will permit a customer to further defer payment on its account through an agreed upon payment schedule or execution of a promissory note with terms negotiated on a case-by-case basis. Factors considered in credit decisions include the customer's financial strength and payment history, competitive conditions in the market, the expected productivity of the account, the availability of credit insurance and collateral or guarantees given to secure the credit.

     We provide fuel support operations for corporate and fractional ownership aircraft at numerous locations from our Houston facilities. This operation allows selected customers to purchase fuel at advantageous prices from a single source. This operation has grown and developed into a network of over 150 third-party locations worldwide where we, through third-party contracts, can provide fuel. We have automated this system to provide on-line pricing and location information on the internet under the domain name mercfuel.com and are expected to include on-line ordering capability in the future. The automated system is accessible only to customers who have been pre-approved for credit.

     MAG has occasionally purchased equity positions in, made loans to or entered into other financial transactions with certain airlines, particularly start-up and foreign airlines, in order to initiate new or expand existing customer relationships. The extent of the equity position, amount loaned or other financial commitment undertaken has been a subjective decision based upon management's assessment of the future prospects of such airline and the potential business opportunities with such airline for MAG.

     We purchase fuel at current market prices from a number of major oil companies and certain independent and state owned oil companies based on the expected requirements of our customers. From time-to-time, we will commit to purchase a fixed volume of fuel, at a fixed price, over a fixed period of time, at agreed upon locations based on selected customers' corresponding purchase commitments. Our terms of payment generally range from ten to thirty days for most of our fuel purchases, except for bulk pipeline purchases, which generally are payable in shorter time periods. We have agreements with certain suppliers under which we purchase a minimum amount of fuel each month at prices which approximate current market prices. We make occasional spot purchases of fuel to take advantage of market differentials. In order to meet customer supply requirements, we carry limited inventories at numerous locations. Due to the nature of our business, the volume of our aviation fuel inventories will fluctuate.

     Our fuel supply contracts may generally be canceled by either party with no further obligations. In some cases, we have monthly purchase requirements which are established based on historical volumes of fuel purchased by us. Such fuel purchase history may result in the seller agreeing to provide a monthly allocation to us such that the seller agrees to dedicate a portion of its available fuel for our requirements. We benefit from such an allocation because, during periods of short fuel supply, reductions in supply are generally made first to those buyers who have not been given any allocation. To maintain dedicated allocations of fuel, we usually purchase fuel at levels approximating the allocated amount. However, we are not obligated to purchase any fuel under such an allocation. Currently, the monthly allocations from our fuel suppliers represent only a small portion of our total monthly supply requirements.

     Our consolidated fuel sales could be materially adversely affected by a significant decrease in the availability, or increase in the price of, aviation fuel. From June 1999 to June 30, 2000, per gallon fuel costs rose approximately 67% and led MAG to experience a significant increase in bad debts due to the incidence of customer bankruptcies. Fuel prices have continued to rise subsequent to fiscal 2000. Although we believe that there are currently adequate aviation fuel supplies and that aviation fuel supplies will generally remain available, events outside our control have resulted and could result in spot shortages or rapid increases in fuel costs. Although we are generally able to pass through rising fuel costs to our customers, extended periods of high fuel costs could adversely affect our ability to purchase fuel in sufficient quantities because of credit limits placed on us by our fuel suppliers, although this was not a factor in fiscal 2000 when fuel prices rose significantly. Various factors including the price of fuel, the volatility of the price of fuel, over-all business mix, customer profiles and specific major accounts which are attracted, retained or lost during a given period will affect gross margin as a percentage of revenue.

     We provide our services to a broad range of clients. Our clients include National Airlines, Eagle USA, Air Tran (added in fiscal 2001), VARIG and China Eastern. These clients, in the aggregate, accounted for approximately 33% of our revenues for the fiscal year ended June 30, 2000.

Fuel Sales and Services Division - Description of Administration

     The fuel sales and services division consists of offices and personnel in four states, Texas (11 employees), California (16), Pennsylvania (3), Florida
(2), and in London (1). The sales activities occur primarily within the Houston and the Los Angeles offices.

     The Los Angeles office handles the final accounting for the billing and accounts payable for the entire fuel sales division. Assistance for these activities is provided in Houston and Pennsylvania.

     The Houston accounting department bills most of the corporate fuel sales customers (approximately 1 million gallons per month) and the off airport sales (approximately 5.5 million gallons per month) generated by the Houston office. This office receives the fuel tickets relating to the fuel sales activity and backs up the fuel vendor invoices associated with the fuel purchased for the inventory locations supplying the Houston customers and enters into fuel purchase system, which interfaces with accounts payable. The information is then forwarded to the Los Angeles office for final processing.

     The Los Angeles billing department is headed by a billing manager with a billing supervisor and 9 clerks. This department handles the fuel tickets and the other billing related back up for the Los Angeles sales department's customers (approximately 18 million gallons per month). Included in this activity are the fueling for customers at LAX and the accounting for issues and receipts from MercFuel's LAX fuel inventory and off airport locations. Daily reconciliations for over 300 fuel tickets are handled by individuals within the LA billing department. In addition to sales invoicing, the billing department backs up all the fuel supplier invoices, determines whether all taxes and fees are passed on to the various fuel customers and enters into fuel purchase system. Once all the fuel related supplier invoices are checked, the invoices are forwarded to Los Angeles accounts payable for payment. The LA billing department also reconciles fuel inventory activity at all locations (approximately 74) throughout the country where fueling to MercFuel's customers is handled. Third party fueling agents hold these inventories.

     The Los Angeles office also handles billing relating to spot sales of Diesel and Mogas (approximately 5 million gallons per month). These sales are generated by an independent salesman. A clerk in the LA billing department handles the fuel vendor invoices and the customer invoices for these spot sales.

     The office in Pennsylvania prepares backup for billing for several high fuel ticket volume customers. The clerical staff in this office receives the fuel tickets, reconciles all of the fuelings, and prepares the billing, which is then submitted to the Los Angeles billing department for printing and issuance to the customer.

E-Commerce Strategy

     MercFuel has initiated an e-commerce strategy with the goal of becoming the leading provider of services for fuel management customers and major oil company suppliers. Our current e-commerce initiative involves fuel support operations for corporate and fractional ownership aircraft out of the Houston office. The Houston operation has evolved into a network of over 150 third-party locations worldwide where we can provide fuel and services to these highly creditworthy customers and suppliers. This operation allows selected customers to purchase fuel at advantageous prices from a single source. The Company has automated this system to provide on-line pricing and location information on the Internet under the domain name www.mercfuel.com. Full access to this automated system is
                      ----------------
accessible only to customers who have been pre-approved for credit. On-line ordering and billing services are expected to be available in the near future, when this proprietary web page interactive process will be connected to a billing and general ledger system. Management expects that timely billing from fuelings around the world as well as critical data for the client will be greatly improved.

     In addition to services currently provided, management has begun an initiative to design and institute electronic commerce architecture to provide value to the major fuel suppliers and additional services to the air carriers by providing an automated point-of-sale system to manage airline, supplier and fueler information for supply inventory, billing and settlement management. This system will allow the various non-linked components of the aircraft fueling industry to communicate on a real time basis. Management expects that doing so will:

     -  greatly improve the efficiency (cycle time) of completing transactions;

     - increase the reliability of the reconciliation, invoicing and credit management processes;

     - differentiate the Company from its competitors by offering flexible and customizeable means for conducting business which is not currently being offered by any other supplier;

     We believe this strategy will allow us to:

     -  open new revenue opportunities;

     -  expand in existing and new geographic markets; and

     -  establish additional and broaden existing strategic relationships.

     Management believes that the business benefits derived from a system that delivers these results will be returned through more efficient operation of the business, improved customer service and increased revenues, including possible additional new revenue sources through the direct management of fuel delivery for independent third parties utilizing the system and/or the licensing of the system to such third parties. Management expects that a system such as this would differentiate MercFuel when selling to new accounts, and strengthen the ability for MercFuel to act as an outsourcing agent to the major oil companies, commercial airlines, into-plane fueling agents, fixed base operators and other third parties who are involved in the commercial and general aviation fuel delivery chain.

     The opportunities for improving the level to which MercFuel interacts with its customers can be affected by such things as:

     1. Personalized on-line ordering for ad-hoc service needs, providing customers with a personalized web page allowing them to place and change orders, confirm those orders as placed and obtain credit approval.

     2. Same level of service across multiple interaction channels, (i.e. allowing a customer to place an order by Fax, voice, touch-tone or web interaction).

     3. Access to on-line self-service, (i.e. allowing customers to view and download electronic invoices through the web).

     4. On-line account reconciliation, and credit limit monitoring, including allowing a customer to trigger an Electronic Funds Transfer on-line in order to pay an invoice.

     We expect that having a system that provides these benefits to our customers would serve as a strong differentiator when selling to new accounts, particularly in the growth areas of fractional aircraft ownership companies.

     The intention of our e-commerce strategy is to provide flexibility to both the suppliers and customers that interact with the Company. We believe that automating several channels of interaction that standardize data for input and output to/from MercFuel's processes will have the combined benefits of improving efficiency and increasing customer service. Also, by implementing systems that define the process, management believes that we will be able to manage larger accounts, potentially acting as an outsourcing agent to large oil companies wishing to focus on their core business.

     The envisioned solution will include multiple channels of access for suppliers and customers. Once the internal processes (credit approval, service authorization, invoice generation, and issue slip reconciliation) are completed, suppliers will be able to receive authorization to provide service to MercFuel through fax, e-mail, web site or electronic file transfer, based on how they do business. They will provide proof of delivery through the interaction channel that best suits their business.

     On the customer side, it is intended that clients will be able to place orders, designate special requirements at worldwide locations, print invoices, receive confirmations, approve payments, review prices and contracts through whatever channel of interaction best suits the client's business process.

     In summary, current technologies allow for the use of the Internet as a secure, low cost global network to transport data to and from customers and suppliers. We believe that providing the ability for suppliers and customers to conduct business through the media they prefer, without altering the internal business rules and processes, will differentiate us from our competitors. We believe that implementing a system such as this will also enable us to demonstrate to the major oil companies that we can successfully manage their airline clients on an outsourced basis, providing their clients with a high level of service.

Industry Background

Business Aviation

     The popularity of business aircraft has increased as more companies realize the efficiency and productivity of this powerful business tool. During 1999, 13,105 operators flew 19,948 turbine-powered business aircraft worldwide. Approximately 70 percent of the operators (9,525) and aircraft (13,766) were located in North America. Europe was home to the second largest concentration of operators (1,225) and aircraft (2,405), while South America ranked third in both categories, with 1,066 operators and 1,547 aircraft. The remaining 9.8 percent of the operators and 11.2 percent of the aircraft are scattered throughout Africa, Asia, Central America, the Middle East and Oceania (which includes Australia and the Pacific Islands).

     The current worldwide jet fleet is 10,238 aircraft. The jet fleet has more than doubled since 1980. In fact, steady growth has occurred in each of the last 20 years. Since 1980, the worldwide turboprop fleet has grown, totaling 9,260 aircraft by the end of 1999.

     The size of the turboprop fleet has not changed substantially throughout the 1990's, even though inventories identified as business-related now include turboprop transport aircraft in military use, thereby noticeably increasing the quantity of turboprop aircraft attributed to business aviation.

     The international jet fleet declined slightly in 1999 from a year earlier, continuing a trend which began in 1994 when inventory levels had peaked at about 3,000 aircraft. The international turboprop fleet has risen slightly since 1996.

     Worldwide deliveries of new turbine-powered business aircraft peaked in the early 1980s and then dropped substantially until the early 1990s, when a slight reversal in the trend occurred. After peaking at more than 500 units in 1981, annual deliveries of new business jets had been fairly stable at between 200 and 250 units per year for more than a decade. However, jet deliveries began to increase in 1996 to 303 units and continue to increase. Deliveries of new business turboprops continue to decline from the 1981 peak of more than 800 units, dipping below 100 units in 1996, but increasing since 1997 to 150 units in 1999.

Commercial Aviation

     U.S. domestic and international passenger enplanements are expected to increase by 52% between 1996 and 2006 (from 606 million to 920 million). For the next ten years the FAA forecasts that annual growth in revenue passengers' miles will average 4.2%. Aircraft movements are also expected to dramatically rise. In 2008 there are forecast to be nearly 10 million more annual aircraft operations than the 63 million operations expected by the end of this year. Boeing forecasts 29,500 more commercial aircraft will be manufactured between 2000 and 2006, by all aircraft manufacturers.

Description of the Jet Fuel Business

     Commercial jet fuel is intermingled at storage tanks throughout the world, no matter what the laden-in cost and what the sales price. The pricing and inventory allocation is a paper transaction. In effect, the jet fuel reselling business is a paper and telephone business that balances profits out of a combination of very low risk accounts with very low margins to very high risk accounts with very high margins and extended credit terms. Most of our clients operate between those extremes. A typical transaction would consist of MercFuel contacting an oil company or an FBO or any other party who provides fuel at a specific airport or fuel terminal, followed by us purchasing jet fuel from them. The price of the fuel would be based on a direct into-wing cost or based on delivery from a remote location, whereby we would pay a third party to deliver the fuel into the aircraft. We usually contract with third parties to deliver the fuel into-wing since many oil companies have exited from that business in the United States. The oil companies sell to us as they would to an established airline and expect to be paid in the same manner. The barriers to entry into the reselling business on the scale of MercFuel are very high, because the reseller must qualify as a high-quality client to the oil companies while he works with the lower quality client that does not qualify for the oil companies financial standards. The key to success in the business is to find the added value where the airline, which qualifies for oil company credit, wants to work with the reseller, and the oil company wants the reseller to resell more of their fuel and doesn't then consider the reseller a competitor.

History of Jet Fuel Reselling

Jet fuel reselling is just over 20 years old and is an offshoot of the oil embargo and ensuing energy crisis in 1979. At that time the major refiners initiated a fuel allocation program that adversely impacted some smaller and foreign airlines. MAG took the initiative to find additional sources of fuel for these carriers and created a new business. Since 1979, the business has been fueled by the growth of aviation coupled with the fact that oil companies, which are the major suppliers of jet fuel domestically, have progressively abandoned the sale and distribution to the smaller and regional domestic airlines, smaller international airlines, smaller cargo and charter airlines, and start-up airlines. In addition, since the early to mid 1980's, oil companies have reduced costs, resulting in limited amounts of personnel remaining on their payrolls to maintain and grow the jet fuel needs of the major carriers (e.g., American, United, British Air, Air France, and Lufthansa).
          ----
Resellers and fuel administrator's like World Fuel Services and MAG, with the encouragement from oil companies, became the suppliers to the balance of the 200 or so airlines which the oil companies no longer served. Management believes that the oil companies seek to do business with well financed companies, such as MAG, for the reason that they did not want to be exposed to the credit conditions of the end user. They prefer to sell fuel to resellers with adequate financial resources.

MAG's Historical Involvement in Jet Fuel Reselling

     MAG's involvement in the fuel sales and services business began in 1979. Prior to that time, MAG operated solely as an into-plane agent for airlines, whereby MAG delivered fuel as an agent for the actual fuel suppliers.

     As discussed above, beginning in 1979, airlines had their fuel allocations cut as a result of the oil embargo of that year. As a result, airlines began to approach MAG to request that MAG procure their fuel supplies. Working with independent fuel suppliers, MAG was able to locate fuel from independent suppliers and arrange for the delivery of the fuel to the airlines. The business continued to grow since that time.

Opportunities in Jet Fuel Reselling

     Management believes that the current and expected growth in business and commercial aviation presents significant opportunities for the Company's reselling business. In addition, emerging countries tend to form their own airlines and most third world countries tend to establish private airline companies in addition to their existing national carriers. More and more air cargo carriers are being formed, as the needs of a global economy require the speedy delivery of manufactured products. More agricultural products are being flown in by air than ever before. Finally, management believes that there are growing opportunities for MercFuel internationally as the demand for jet fuel increases outside the United States.

Strategy

     MercFuel's goal is to become the leading reseller of aviation fuel and services to the business and commercial aviation market. To achieve this goal, we intend to pursue the following strategies:

     Add More Value and Technology. MercFuel's website www.mercfuel.com deals with a growing element of fuel consumption, corporate aviation. We plan to expand this website to attract a broader base of business, including advertising to attract a larger share of fractional aircraft ownership companies. Our concept is to complete the paperless purchase, delivery and settlement transaction system which we believe will revolutionize the aviation fueling industry. Additionally, in order to open up new revenue channels, we intend to develop a point-of-sale system to offer to commercial airlines, oil companies, into- plane fueling agents, fixed base operators, fuel farm agents and possibly other independent third parties who are involved in the commercial and general aviation fuel delivery chain.

     Attract More Commercial and General Aviation Customers. We believe there is significant potential growth in commercial and general aviation, and that we are better equipped than the oil companies to service it. With the recent growth in business aircraft sales and use, we believe increased opportunities will develop for us in the general aviation segment of our business. With commercial aviation activity steadily increasing, management believes we will be well-positioned to increase our volumes in that area into the foreseeable future.

     Expand in Existing and New Geographic Markets. We intend to expand our presence in the geographic markets we currently serve and to enter new markets. In particular, we intend to expand our business in Europe and emerging growth countries. In Europe and Asia, oil companies, while typically reluctant, usually agree to provide fuel through resellers, given that a reseller is willing to give credit to an airline an oil company cannot provide.

Customers

     MercFuel provides fuel to a variety of customers across a broad geographic area including:

Eagle USA
China Eastern
BWIA
Net Jets
Air Tran
KittyHawk
Lan Chile
Guyana
National Airlines
VARIG
Egyptian Air


     National Airlines and Tower Air, Inc. (no longer a customer) represented approximately 17.7% and 10.3% of total revenue for fiscal 2000, respectively. Tower also accounted for 15.1% of total revenue for fiscal 1999. Western Pacific Airlines, Inc. (no longer a customer) represented approximately 15.4% of total revenue for fiscal 1998. No other customers accounted for over 10% of MercFuel's revenue in fiscal 2000, 1999, and 1998.

     The Company sells aviation fuel to a number of foreign airlines. For the most part, such sales are made within the United States and utilize the same assets and generally the same personnel as are utilized in the Company's domestic business. Revenues related to these foreign airlines amounted to approximately 25.6%, 33.2%, and 35.6% of total revenues for the years ended June 30, 2000, 1999, and 1998, respectively.

Competition

     We are in direct competition with major oil companies, major airlines and other independent fuel suppliers, such as WorldFuel, and with other aircraft support companies which maintain their own sources of aviation fuel. Many of our competitors have greater financial, technical and marketing resources than us.

Facilities

     Our principal executive offices will be located in approximately 5,000 square feet of office space in Los Angeles, California, which we will share with MAG and its other affiliates. We will also lease office space in Houston, Texas, Miami, Florida, Hershey, Pennsylvania, and London, England.

     We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

Employees

     As of March 1, 2001, the fuel sales and services division of MAG had 33 employees.

Legal Proceedings

     As of March 1, 2001, there were no material legal proceedings involving the fuel sales and services division of MAG or that are intended to be assumed by MercFuel following the Distribution.


                                  MANAGEMENT

     The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold:


Name                             Age                 Position
----                             ---                 --------

Joseph A. Czyzyk                 53                  Chairman of the Board and
                                                     Chief Executive Officer

Eric Beelar                      36                  President and Director

John Condie                      42                  Chief Financial Officer

Navin Vithal                     38                  Secretary

Jeffrey R. Wescott               43                  Director

Todd M. Ficeto                   34               Director

George Grkinich, Jr.             31               Director

     Joseph A. Czyzyk is currently Chairman of the Board and Chief Executive Officer of MercFuel, has been President and a Director of MAG since November 1994 and has served as Chief Executive Officer since December 1998. Mr. Czyzyk also served as President of the MAG fuel sales and services division from August 1985 until August 1988, and President of Mercury Air Cargo, Inc. ("Mercury Air Cargo") from August 1988 until August 1997. Mr. Czyzyk served as an Executive Vice President of MAG from November 1990 through November 1994. Mr. Czyzyk is a Class III director.

     Eric Beelar is currently President and a Class III director of MercFuel and has been employed by MAG since 1989. He served as manager of the fuel sales and services division of MAG from 1989 to 1996, at which time he was appointed to his current position as vice president of the fuel sales and services division. At the Distribution Date, Mr. Beelar will resign from MAG and will be employed full-time by MercFuel.

     John Condie is currently Chief Financial Officer of MercFuel and has been controller for MAG since September 1996. Prior to his employment with MAG, Mr. Condie was a CPA with Glantz & Black in Los Angeles, California. From 1987 to 1995, Mr. Condie was controller for Litigation Sciences, Inc. Mr. Condie was formerly a CPA with Deloitte, Haskins and Sells.

     Navin Vithal is currently Secretary of MercFuel and has been employed in the legal department of MAG since 1999. From 1996 to 1999 Mr. Vithal was employed by a law firm in the Los Angeles area. Mr. Vithal is licensed to practice law in Australia, Fiji and New Zealand.

     Jeffrey R. Wescott is a Class II Director of MercFuel and is a Senior Vice President of Bank of America in Chicago. He is a marketing executive with 18 years of active involvement in the financial services industry. Mr. Wescott has worked for a number of financial institutions including Continental Illinois National Bank, Citicorp North America and Bank of America. Mr. Wescott has been a Director of eNucleus since April 1999.

     George R. Grkinich, Jr. is a Class I Director of MercFuel and is a manager and co-founder of Worldwide Financial Management Group, LLC, an organization which offers investment and business guidance to professional athletes in the United States and abroad. Prior to his founding of Worldwide Financial Management Group, LLC in 1996, Mr. Grkinich worked with Mark J. Matsock & Associates in the insurance and banking industries.

     Todd M. Ficeto is a Class I Director of MercFuel. Mr. Ficeto founded VMR Capital Markets, U.S. in 1995 and is currently President and Chairman of VMR Capital Markets, U.S. Mr. Ficeto has been in the investment banking industry since 1989.

     On or subsequent to the Distribution Date, MercFuel intends to replace Mr. Czyzyk as Chief Executive Officer but retain Mr. Czyzyk as Chairman of the Board. There can be no assurance that MercFuel will be able to recruit and retain a qualified individual to replace Mr. Czyzyk in that position.

Director Compensation

     We do not currently plan on compensating our directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors, but we do plan on reimbursing directors for their reasonable travel expenses incurred in connection with attending these meetings.

Classified Board of Directors

     The Board of Directors has five members. Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board is divided into three classes. Class I Directors serve for a term ending at the first annual meeting held after the Distribution Date, Class II Directors serve for a term ending at the second annual meeting held after the Distribution Date, and Class III Directors serve for a term ending at the third annual meeting held after the Distribution Date.

Executive Compensation

     The following table sets forth the total compensation expected to be paid, on an annualized basis, during the fiscal year ended June 30, 2001 to our Chief Executive Officer and to our other executive officers whose compensation is expected to exceed $100,000.

                          Summary Compensation Table


Name and Principal Position                           Annual Compensation

                                                   Salary           Bonus

Joseph A. Czyzyk, Chairman of the Board
and Chief Executive Officer                        $175,000           0


Eric Beelar, President                             $200,000   Up to $200,000 (1)

(1) The amount of Mr. Beelar's bonus will be dependent upon achievement of certain corporate goals and objectives.

Employment Agreements

     We have not entered into executive employment agreements with any employee.

2001 Stock Option Plan

     We intend to adopt the 2001 Stock Option Plan (the "2001 Stock Option Plan"). The following describes the terms and conditions of the 2001 Stock Option Plan. We reserve the right to amend the 2001 Stock Option Plan at our sole discretion.

     Approximately 1,000,000 shares of common stock will be authorized for issuance under the 2001 Stock Option Plan.

     Pursuant to the 2001 Stock Option Plan, eligible individuals in our employ or service (including officers and non-employee Board of Directors) may be granted options to purchase shares of our common stock.

     The 2001 Stock Option Plan is administered by the Board of Directors (the "Board of Directors"). The Board of Directors determines which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the exercise or purchase price for each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Non-Employee Directors Stock Option Plan

     We intend to adopt the Non-Employee Directors Stock Option Plan. The following describes the terms and conditions of the Non-Employee Directors Stock Option Plan. We reserve the right to amend the Non-Employee Directors Stock Option Plan, at our sole discretion.

     Under the Non-Employee Directors Stock Option Plan, each individual who first joins our Board of Directors as a non-employee board member will automatically be granted options for 10,000 shares of our common stock at the later of the Distribution Date or the date of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member since the last annual stockholders meeting will receive additional option grants to purchase an additional 10,000 shares of our common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be exercisable following six months from the date of grant.

Grants of Stock Options

     It is anticipated that, immediately following the Distribution, Joseph A. Czyzyk will be granted options to purchase a total of 200,000 shares of our common stock, and that certain officers and the directors will be granted options to purchase a total of 300,000 shares of our common stock, all exercisable at the market price at the time of issuance. All of such options may be granted under the 2001 Stock Option Plan, the Non-Employee Directors Stock Option Plan, an additional plan which is not described in this Information Statement, or a grant of options outside of a plan.

     We reserve the right to issue additional options pursuant to or apart from these plans at our sole discretion.

     In addition, it is expected that holders of MAG options prior to the Distribution Date may either: (i) convert such options into options to purchase MercFuel Common Stock utilizing a conversion formula based on the opening per-share price of MercFuel's common stock on the first trading day after the Distribution Date relative to the closing per-share price of MAG common stock on the last trading day before the Distribution Date, or (ii) retain such options, in which event MAG will adjust such options utilizing a conversion formula based on the per-share price of MAG common stock before and after the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of March 1, 2001, with respect to the beneficial ownership of MercFuel's Common Stock to be owned immediately following the Distribution by: (a) each of our directors; (b) each officer named in the Summary Compensation Table; (c) our directors and executive officers, as a group; and (d) all persons known to us to be the beneficial owners of more than five percent (5%) of our outstanding Common Stock.

     The stock ownership information includes current stockholders and shares with respect to which the named individual has the right to acquire beneficial ownership under options exercisable or other securities convertible within 60 days. The stock ownership information does not include, however, options to purchase our common stock granted or to be granted as set forth above under "2001 Stock Option Plan", "Non-Employee Directors Stock Option Plan", or "Grants of Stock Options".

                                                 SHARES OF
                                                   COMMON
                                                   STOCK                      PERCENT
  NAME AND ADDRESS (1)                          BENEFICIALLY                OWNERSHIP (2)
  -------------------                              OWNED                  ----------------
                                             -----------------

CFK Partners                                     1,738,711(3)                   26.6%

John Condie                                                0                       0

Joseph Czyzyk                                    1,738,711(4)(5)                26.6%

Eric Beelar                                                0                       0

Navin Vithal                                               0                       0

Philip J. Fagan, Jr., M.D.
 1130 West Olive Avenue
 Burbank, CA  9150                               1,738,711(5)(6)                26.6%

Frederick H. Kopko, Jr.
 20 North Wacker Drive
 Suite 2520
 Chicago, IL  60606                              1,738,711(6)(7)                26.6%

Jeffrey R. Wescott
 231 South LaSalle Street
 Chicago, IL  60697                                      0(8)                      0

Todd M. Ficeto
 1901 Avenue of the Stars
 Suite 1500
 Los Angeles, CA  90067                                  0(8)                      0

George R. Grkinich, Jr.
 36 South Pennsylvania Avenue
 Suite 290
 Indianapolis, IN  46204                                 0(8)                      0

FMR Corp.
 82 Devonshire Street
 Boston, MA  02109                                 542,940(9)                    8.3%

All directors and executive officers as             1,738,711                   26.6%
 a group
(7 persons)

*  Less than one percent.

(1) Unless otherwise indicated in the table, the address for each of the individuals named in the table is 5456 McConnell Avenue, Los Angeles, California 90066.

(2) Does not assume the sale of any shares by the Company prior to the Distribution Date. See "The Distribution - Anticipated Equity Infusions in Connection with the Distribution".

(3) Consists of (i) 1,140,780 Shares beneficially owned by CFK Partners, (ii) 91,000 Shares owned by Dr. Philip J. Fagan, (iii) and 506,931 Shares owned by Mr. Czyzyk, including 764 Shares held by Mr. Czyzyk, as custodian for his children, and 3,228 Shares held by Mr. Czyzyk's wife as custodian for their children, as to which Mr. Czyzyk disclaims beneficial ownership (collectively, the "Shares"). On August 7, 2000, CFK Partners f/k/a FK Partners, Dr. Fagan, Frederick H. Kopko, Jr. and Mr. Czyzyk filed a Form 13D with the Securities and Exchange Commission with respect to the Shares of MAG owned by them. Reference is made to that Form 13D for a complete description of the terms and conditions, including voting terms and conditions, upon which the Shares of MAG are being held. The Shares of MercFuel will be held under the same terms and conditions as the Shares of MAG.

(4) Mr. Czyzyk owns 506,931 Shares, including 764 shares held by Mr. Czyzyk, as custodian for his children, and 3,228 shares held by Mr. Czyzyk's wife as custodian for their children, as to which Mr. Czyzyk disclaims beneficial ownership. CFK Partners holds a proxy to vote all shares owned by Mr. Czyzyk. Also includes shares held by CFK Partners (see note 3 above).

(5) Does not include options to purchase Shares of MAG Common Stock, exercisable within 60 days of the date hereof, which may be converted, prior to the Distribution Date, into options to purchase MercFuel Common Stock ("MAG Options"). See "The Distribution--Manner of Effecting the Distribution." Messrs. Czyzyk, Fagan and Kopko hold MAG Options to purchase 31,460, 146,125 and 107,625 Shares of MAG Common Stock, respectively.

(6) Dr. Fagan owns 91,000 Shares. CFK Partners holds a proxy to vote all shares owned by Dr. Fagan. Also includes shares held by CFK Partners (see note 3 above).

(7)  Consists of shares held by CFK Partners (see note 3 above).

(8) Does not include options to be granted to Messrs. Wescott, Ficeto and Grkinich subsequent to the offering. See "Management - Grants of Stock Options".

(9) Based on publicly available information reported on February 14, 2000, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of 542,940 shares as a result of acting as an investment advisor to various investment companies (the "Funds"). In addition, FMR Corp. and Edward C. Johnson 3d, each has sole power to dispose of 542,940 shares owned by the Funds. Through their ownership of voting common stock and the execution of stockholder's voting agreement, Abigail P. Johnson and other members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp.


                     ARRANGEMENTS BETWEEN MERCFUEL AND MAG

     We have provided below a summary description of the master separation and distribution agreement along with the key related agreements which will be entered into between MercFuel and MAG. This description, which summarizes the material terms of the agreements, is not complete. You should read the full text of these agreements, some of which will be filed with the Securities and Exchange Commission as exhibits to the registration statement on Form 10 of which this Information Statement is a part.

     Conflicts may develop between MAG and us regarding the terms of our agreements with MAG. We have not established any procedures to minimize the potential for these conflicts of interest and such conflicts may not be resolved in our favor. It is our policy and the policy of MAG that transactions between MAG and MercFuel will generally be on terms and conditions comparable to those between unaffiliated third parties. However, because our agreements with MAG were negotiated in the context of a parent-subsidiary relationship, we cannot assure you that these agreements, or the transactions with MAG contemplated by such agreements, will be effected on terms as favorable to us as could have been obtained from unaffiliated third parties. For a discussion of the risks associated with these potential conflicts of interest, please see "Risk Factors-MercFuel's directors and executive officers may have conflicts of interest because of their ownership of MAG common stock".

Master Separation and Distribution Agreement

     MAG and MercFuel intend to enter into a master separation and distribution agreement that will contain the key provisions relating to MercFuel's separation from MAG and the distribution of MercFuel's shares to MAG stockholders.

     The Separation. The separation agreement provides for the transfer to us of assets and liabilities from MAG related to our business as described in this Information Statement, effective on the Separation Date. The various ancillary agreements that are exhibits to the separation agreement and which detail the separation and various interim and ongoing relationships between MAG and us following the Separation Date include:

     -    a general assignment and assumption agreement;

     -    a technology ownership and license agreement;

     -    an employee matters agreement;

     -    a tax sharing agreement;

     -    a transitional services agreement;

     -    a real estate matters agreement;

     -    a master confidential disclosure agreement; and

     -    an indemnification and insurance matters agreement.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements will govern. These agreements are described more fully below.

     The Distribution. MAG plans to complete the Distribution as soon as practicable after the conditions set forth below are satisfied. We have agreed to cooperate with MAG in all respects to complete the Distribution.

     There are various conditions which must be satisfied or waived by MAG in its sole discretion, prior to the Distribution. MAG's final determination to proceed with the Distribution will require a declaration of MAG's Board of Directors. The declaration is not expected until the various conditions are satisfied, many of which are outside the control of MAG, including:

     -    all required bank consents must be in effect;

     -    all required government approvals must be in effect;

     -    no legal restraints must exist preventing the Distribution; and

     - nothing must have happened in the intervening time between the Separation Date and the Distribution, including a future change in market or economic conditions or in MAG or MercFuel's business and financial condition, that causes MAG's Board of Directors to conclude that the Distribution is not in the best interest of MAG or MAG's stockholders.

     Information Exchange. Both MAG and MercFuel have agreed to share information relating to governmental, accounting, contractual and other similar requirements of their ongoing businesses, unless the sharing would be commercially detrimental. In furtherance of this, both MAG and we have agreed as follows:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

     - Each party will retain records beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies disclosed to the other party.

     - Each party will use commercially reasonable efforts to provide the other party with directors, officers, employees, other personnel and agents who may be used as witnesses in and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

     Auditing Practices. So long as MAG is required to consolidate our results of operations and financial position, we have agreed to:

     - not select a different independent accounting firm from that used by MAG without MAG's consent;

     - use reasonable commercial efforts to enable our auditors to date their opinion on our audited annual financial statements on the same date as MAG's auditors date their opinion on MAG's financial statements;

     - exchange all relevant information needed to prepare financial statements;

     -    grant each other's internal auditors access to each other's records;
          and

     -    notify each other of any change in accounting principles.

     Dispute Resolution. If problems arise between MAG and us, both parties have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.

     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.

     - If mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to one of the parties or to others.

     No Representations and Warranties. Neither party is making any promises to the other regarding:

     -    the value of any asset that MAG is transferring;

     - whether there is a lien or encumbrance on any asset MAG is transferring; or

     - the legal sufficiency of any conveyance of title to any asset MAG is transferring.

     No Solicitation. Each party may agree not to directly solicit or recruit employees of the other party without the other party's consent for two years after the Distribution Date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the solicitation is employee-initiated.

     Expenses. It is anticipated that the costs and expenses associated with the Distribution will be allocated between MAG and MercFuel. MAG and MercFuel will each bear their own internal costs incurred in consummating these transactions.

     Termination. MAG and MercFuel may agree to terminate the separation agreement and all ancillary agreements at any time until the Distribution.

General Assignment and Assumption Agreement

     The general assignment and assumption agreement identifies the assets MAG has transferred to us and the liabilities we have assumed from MAG in the separation. The agreement also describes when and how these transfers and assumptions have occurred. As of the Separation Date, MAG contributed and transferred to us all assets and liabilities associated with MercFuel's business, including:

     - all assets reflected on our balance sheet as of December 31, 2000, minus any assets disposed of after December 31, 2000,

     - all written off, expensed or fully depreciated assets that would have appeared on our balance sheet as of December 31, 2000 if MercFuel had not written off, expensed or fully depreciated them;

     - all assets that MAG acquired after December 31, 2000 that would have appeared in our financial statements as of the Separation Date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated December 31, 2000;

     - all assets that our business primarily uses as of the Separation Date but are not reflected in our balance sheet as of December 31, 2000 due to mistake or omission;

     - all supply, vendor, capital, equipment lease or other contracts that relate primarily to our business, including contracts representing obligations reflected on our balance sheet as of December 31, 2000;

     - all computers, desks, equipment and other assets used primarily by employees of MAG who will become our employees due to the contribution;

     -    specified rights under existing insurance policies; and

     -    other specified assets.

     The assets listed above comprise:

     - all business operations whose financial performance is reflected in our financial statements for the period ended December 31, 2000; and

     - all business operations relating to our business initiated or acquired by MAG between December 31, 2000 and the Separation Date.

     Assumption of Liabilities. Effective on the Separation Date, MercFuel assumed liabilities from MAG, to the extent that these liabilities were, prior to the Separation Date, liabilities held by MAG related to our business and except as provided in an ancillary or other agreement.

     Excluded Liabilities. The general assignment and assumption agreement also provides that MercFuel will not assume specified liabilities, including:

     - any liabilities that would otherwise be allocated to us but which are covered by MAG's insurance policies, unless we are a named insured under such policies; and

     -    other specified liabilities.

     Delayed Transfers. If it was not practicable to transfer specified assets and liabilities on the Separation Date, the agreement provided that these assets and liabilities will be transferred after the Separation Date.

     Terms of Other Ancillary Agreements Govern. If another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement will determine the manner of the transfer and assumption.

     Obtaining Approvals and Consents. The parties have agreed to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that were or will be transferred in the Separation.

     Expenses. We have agreed to pay all costs of the transfer of assets from MAG to us incurred on or after the Separation Date, including:

     -    moving expenses;

     -    transfer taxes;

     - expenses related to notices to customers, suppliers and other third parties;

     - fees related to the transfer or issuance of licenses, permits and franchises;

     - fees and expenses related to the assignment or transfer of contracts, agreements and intellectual property; and

     -    costs related to the transfer of any employee.

     Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

Master Technology Ownership and License Agreement

     The master technology ownership and license agreement, or the master technology agreement, allocates rights in technology including patents, patent applications and invention disclosures. In the master technology agreement, MAG confirmed that we own all technology developed by us and, to the extent that any such technology is registered in MAG's name or to the extent MAG otherwise has any ownership rights in that technology, MAG will assign it to us. MAG will not restrict our right to use the assigned or jointly owned technology. In the event of an acquisition of either party, the acquired party may assign the master technology agreement to its acquirer. Nothing in the master technology agreement limit or facilitate MAG's right to compete with us. However, the technology agreements does give us control over the intellectual property needed for MAG to compete with us thus requiring MAG to independently develop technology before it competes with us.

Employee Matters Agreement

     We intend to enter into an employee matters agreement with MAG to allocate assets, liabilities and responsibilities relating to current and former employees of MercFuel and their participation in the benefits plans, including stock plans, that MAG currently sponsors and maintains.

     All eligible MercFuel employees will continue to participate in the MAG benefits plans on comparable terms and conditions to those for MAG employees until the Distribution Date or until we establish benefit plans for our employees, or elect not to establish comparable plans, if it is not legally or financially practical. We intend to establish our own benefit program no later than the Distribution Date.

     Once we establish our own benefits plans, we may modify or terminate each plan in accordance with the terms of that plan and our policies. No MercFuel benefit plan will provide benefits that overlap benefits under the corresponding MAG benefit plan at the time of the Distribution. MercFuel expects that each MercFuel benefit plan will provide that all service, compensation and other benefit determinations that, as of the Distribution, were recognized under the corresponding MAG benefits plan will be taken into account under that MercFuel benefit plan.

     Assets relating to the employee liabilities will be transferred to MercFuel or the related MercFuel plans and trusts from trusts and other funding vehicles associated with MAG's benefits plans.

     Options. MercFuel may establish a replacement stock plan for eligible MercFuel employees on or before the Distribution Date. MercFuel may assume all MAG options held by MercFuel employees. These options will convert at the Distribution Date into options to purchase our common stock. The number of shares and the exercise price of MAG options that may convert into MercFuel options may be adjusted using a conversion formula. The conversion formula will be based on the opening per-share price of our common stock on the first trading day after the Distribution Date relative to the closing per-share price of MAG common stock on the last trading day before the Distribution Date. The resulting MercFuel options may maintain the original vesting provisions and option period.

Tax Sharing Agreement

     We intend to enter into a tax sharing and indemnification agreement with MAG, which will allocate tax liabilities between MAG and us and address several other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the Distribution as a tax-free transaction. Generally, MAG will be responsible for taxes that are allocable to periods prior to the Distribution Date, and each of MAG and MercFuel will be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by MAG) for periods after the Distribution Date. The tax sharing and indemnification agreement will prohibit MAG and our company from taking actions that could jeopardize the tax-free treatment of the Distribution, and will require MAG and MercFuel to indemnify each other for any taxes or other losses that result from these actions. In addition, other events over which we do not have control may also give rise to our indemnification obligation.

Transitional Services Agreement

     The transitional services agreement governs the provision of transitional services by MAG and us to each other, on an interim basis, until one year after the Distribution Date, unless extended, for specific services or otherwise indicated in the agreement. The agreement provides for transitional services, systems and support to our operations, including data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. MAG services provided to MercFuel will be fixed at $70,000 per month. The master transitional services agreement also covers the provision of additional transitional services identified from time to time after the Distribution Date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt MAG's operations or significantly increase the scope of its responsibility under the agreement.

Real Estate Matters Agreement

     The real estate matters agreement addresses real estate matters relating to the MAG leased properties that MAG will transfer to or share with us. The agreement describes the manner in which MAG will transfer to or share with us various leased properties, including the following types of transactions:

     -    assignments to us of MAG's leases for specified leased properties;

     -    subleases to us of portions of specified properties leased by MAG; and

     - short-term licenses between MAG and us permitting short-term occupancy of selected leased sites.

     The real estate matters agreement includes a description of each property to be transferred to or shared with us for each type of transaction. The standard forms of the proposed transfer documents, such as lease, sublease and license, will be contained in schedules.

     The real estate matters agreement also requires both parties to use reasonable efforts to obtain any landlord consents required for the proposed transfers of leased sites, including our paying commercially reasonable consent fees, if required by the landlords, and our agreeing to provide the security required under the applicable leases.

     The real estate matters agreement further provides that we will be required to accept the transfer of all sites allocated to us, even if a casualty has damaged a site before the Distribution Date. Transfers with respect to leased sites where the underlying lease is terminated due to casualty or action by the landlord prior to the Distribution Date will not be made, and neither party will have any liability related thereto.

     The real estate matters agreement also gives the parties the right to change the allocation and terms of specified sites by mutual agreement based on changes in the requirements of the parties. The real estate matters agreement provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorneys' fees, will be paid by MAG.

Master Confidential Disclosure Agreement

     The master confidential disclosure agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances. MAG and MercFuel also agree not to use this information in violation of any use restrictions in one of the other written agreements between them.

Indemnification and Insurance Matters Agreement

     General Release of Pre-Separation Claims. Effective as of the Distribution Date, subject to specified exceptions, we will release MAG and its affiliates, agents, successors and assigns, and MAG will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the Distribution Date, including events occurring in connection with the activities to implement the separation, and the Distribution. This provision will not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     Indemnification. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify MAG and its affiliates, agents, successors and assigns from all liabilities arising from:

     -    our business, any of our liabilities or any of our contracts; and

     - any breach by us of the separation agreement or any ancillary agreement.

     MAG has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

     -    MAG's business other than the MercFuel business; and

     - any breach by MAG of the separation agreement or any ancillary agreement.

     These indemnification provisions do not apply to amounts collected from insurance. The agreement will also contain provisions governing notice and indemnification procedures.

     Insurance Matters. The agreement also contains provisions governing our insurance coverage from the Separation Date until the Distribution Date. In general, we agree to reimburse MAG for premium expenses related to insurance coverage during this period. Prior to the Distribution Date, MAG will maintain insurance policies on our behalf. We will work with MAG to secure additional insurance if desired and cost effective.

     Environmental Matters. MAG has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions existing as of the Distribution Date at facilities transferred to us, or which arise out of operations occurring before the Distribution Date at these facilities. Further, MAG has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations occurring at any time, whether before or after the Distribution Date, at any MAG facility.

     We have agreed to indemnify MAG and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations after the Distribution Date at any of the facilities transferred to us, and from environmental conditions at our facilities arising from an event that occurs on or after the Distribution Date.

     Each party will be responsible for all liabilities associated with any environmental contamination caused by that party post-separation.

     Assignment. The indemnification and insurance matters agreement is not assignable by either party without prior written consent.


                         DESCRIPTION OF CAPITAL STOCK

Authorized Shares

     Under the Company's Amended and Restated Certificate of Incorporation ("Articles" or "Articles of Incorporation"), the authorized capital stock of the Company consists of 18,000,000 shares of MercFuel Common Stock, par value $.01 per share, and 3,000,000 shares of preferred stock, $.01 par value per share (the "MercFuel Preferred Stock"). Immediately prior to the Distribution, MAG owns all outstanding shares of MercFuel Common stock. No shares of MercFuel Preferred Stock have been issued. Immediately after the Distribution, based on the number of shares of MAG Common Stock outstanding as of March 1, 2001, and 250,000 shares of MercFuel common stock being sold prior to the Distribution Date (with a distribution ratio of one share of MercFuel Common stock for every one shares of MAG Common Stock), 6,826,430 shares of MercFuel Common Stock and no shares of MercFuel Preferred Stock will be issued and outstanding.

Common Stock

     Holders of MercFuel Common Stock are entitled to one vote for each share on all matters voted on by stockholders. The first annual meeting of stockholders is expected to be held during 2001.

     All shares of MercFuel Common Stock to be distributed will be fully paid and nonassessable. Holders of MercFuel Common Stock do not have any subscription, redemption or conversion privileges. Subject to the preferences or other rights of any MercFuel Preferred Stock that may be issued from time to time, holders of Common Stock are entitled to participate ratably in dividends on the MercFuel Common Stock as are declared by the Board of Directors. Holders of MercFuel Common Stock are entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of the Company, subject to distribution of the preferential amount, if any, to be distributed to holders of MercFuel Preferred Stock.

Preferred Stock

     The Company's Certificate of Incorporation authorizes the Board of Directors, without any vote or action by the holders of MercFuel Common Stock, to issue MercFuel Preferred Stock from time to time in one or more series. The Board of Directors is authorized to determine the number of shares and designation of any series of MercFuel Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of MercFuel Preferred Stock. Issuances of MercFuel Preferred Stock would be subject to the applicable rules of the NASD or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of MercFuel Preferred Stock established by the Board of Directors, any or all series of MercFuel Preferred Stock could have preference over the MercFuel Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of MercFuel Common Stock, would dilute the voting power of the outstanding MercFuel Common Stock.

No Preemptive Rights

     No holder of any capital stock of the Company has any preemptive right to subscribe for or purchase any securities of any class or kind of the Company.

Listing and Trading of MercFuel Common Stock

     No current public trading market exists for MercFuel Common Stock, although a "when issued" market may develop prior to the Distribution Date. The Company does not expect to qualify for listing of its Common Stock on the Nasdaq Small Cap Market upon completion of the Distribution. Trading, if any, in the Company's Common Stock will be conducted in the over-the-counter market on an electronic bulletin board or in what are commonly referred to as the "pink sheets." See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market." The extent of the market for the MercFuel Common Stock and the prices at which MercFuel Common Stock may trade prior to or after the Distribution cannot be predicted. See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market." Stockholders should refer any questions concerning trading in either MercFuel Common Stock or MAG Common
Stock to their brokers.

     Shares of MercFuel Common Stock distributed to stockholders of MAG will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act, and for shares received directly from the Company or an affiliate. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company. Affiliates of the Company and stockholders who own shares received directly from the Company or an affiliate may sell their MercFuel Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

Transfer Agent and Registrar

     American Stock Transfer and Trust Company, Brooklyn, New York, will be the transfer agent and registrar for MercFuel Common Stock immediately following the Distribution.

Anti-Takeover Effects of the Company's Amended and Restated Certificate of Incorporation and Bylaws

     The Company's Amended and Restated Certificate of Incorporation and Bylaws are designed to discourage certain types of transactions that may involve an actual or threatened change of control of the Company and to encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. We believe that generally the interests of our stockholders would be served best if any change in control results from negotiations with its Board of Directors of the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

     The provisions described herein are designed to reduce our vulnerability to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all our outstanding shares of capital stock at an adequate price or is otherwise unfair to our stockholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. We believe that, as a general rule, such proposals would not be in the best interests of the Company and its stockholders. However, to the extent that these provisions do not discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board of Directors and could deprive stockholders of opportunities to realize temporary takeover premiums for their shares or other advantages that large accumulations of stock would provide.

     The description below is a summary of material terms and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws which are filed as an Exhibit to the Form 10 Registration Statement of which this Information Statement is a part.

Number of Directors; Removal; Vacancies

     Our Bylaws provide that the number of directors shall not be less than three. The exact number of directors is set in accordance with the Bylaws by resolution from time to time of a majority of the entire Board of Directors. Interim vacancies on the Board of Directors or vacancies created by an increase in the number of directors, may be filled by a majority of the directors then in office.

     Our Certificate of Incorporation and Bylaws also provide that the Board be divided into three classes. Class I Directors serve for a term ending at the first annual meeting after the Distribution Date, Class II Directors serve for a term ending at the second annual meeting held after the Distribution Date, and Class III Directors serve for a term ending at the third annual meeting after the Distribution Date. Moreover, as is permitted under Delaware law corporation only in the case of a corporation having a classified board. The Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause.

Supermajority Voting Requirements:

     In order to approve transactions by the Company involving merger, consolidation, or sale or other transfer of all or substantially all of the assets of the Company (whether in one transaction or a series of transactions), or to amend certain provisions of our Certificate of Incorporation, including the provisions involving the classified Board of Directors and the supermajority voting requirements, our Certificate of Incorporation requires the approval of either:

     (i) an affirmative vote of at least 75% of the members of the Board of Directors and 50% of the voting stock held by our stockholders, or

     (ii) an affirmative vote of at least 50% of the members of the Board of Directors and at least 75% of the voting stock held by our stockholders.

Stockholder Action

     Delaware law permits stockholder action without a meeting upon the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Because MercFuel's Certificate of Incorporation does not prohibit stockholder action by consent, a small number of stockholders in the MercFuel will have the ability to approve certain matters without a stockholder vote. See "Security Ownership of Principal Stockholders and Management".

Preferred Stock and Additional Common Stock

     Under the Company's Amended and Restated Certificate of Incorporation, the Board of Directors has authority to provide by resolution for issuance of shares of one or more series of MercFuel Preferred Stock. The Board of Directors is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock - Preferred Stock". The Board of Directors also may issue additional shares of authorized but unissued shares of MercFuel Common Stock.

     We believe that the availability of MercFuel Preferred Stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and will allow the Company to better meet other corporate needs that might arise. The authorized shares of MercFuel Preferred Stock, as well as authorized but unissued shares of MercFuel Common Stock, will be available for issuance without the expense and delay of stockholder action, unless stockholder action is required by applicable law or the rules of the NASD or other stock exchange or organization on which any class of our stock may then be quoted or listed.

     These provisions give the Board of Directors the power to approve the issuance of a series of MercFuel Preferred Stock, or additional MercFuel Common Stock, with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable a holder to block business combinations, or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote required to be satisfied. The Board of Directors of the Company will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its stockholders, customers, employees or other constituencies.

Control Share Acquisition Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the Board of Directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock excluding certain shares held by employee director and employee stock plans, or (iii) on or after the consummation date, the business combination is approved by the Board of Directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, owned) 15% or more of the corporation's voting stock.

Liability and Indemnification of Officers and Directors

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was bought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper".

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

                             INDEPENDENT AUDITORS

     The financial statements of MercFuel as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, included in this Information Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.


                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 under the Securities Act of 1934, as amended (the "1934 Act"), with respect to the MercFuel Common Stock being received by stockholders of MAG in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement and other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission.

     The Company intends to furnish holders of MercFuel Common Stock with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

Index to Financial Statement and Financial Statement Schedules

                                                                                 Page
INDEPENDENT AUDITORS' REPORT                                                     F-1

FINANCIAL STATEMENTS:

 Balance Sheets as of June 30, 2000 and 1999                                     F-2

 Statements of Operations for the Years Ended June 30, 2000, 1999, and 1998      F-3

 Statements of Cash Flows for the Years Ended June 30, 2000, 1999, and 1998      F-4

 Notes to Financial Statements                                                   F-5

UNAUDITED FINANCIAL STATEMENTS:

 Balance Sheet as of December 31, 2000                                           F-13

 Pro Forma Balance Sheet as of December 31, 2000                                 F-13

 Statements of Operations for the Six Months Ended December 31, 2000 and 1999    F-14

 Statements of Cash Flows for the Six Months Ended December 31, 2000 and 1999    F-15

 Notes to Financial Statements                                                   F-16

FINANCIAL STATEMENT SCHEDULES--
 Schedule II--Valuation and Qualifying Accounts
  Years Ended June 30, 2000, 1999 and 1998                                       F-21

INDEPENDENT AUDITORS' REPORT

MercFuel, Inc.:

We have audited the accompanying balance sheets of MercFuel, Inc. (the "Company") as of June 30, 2000 and 1999, and the related statements of operations and cash flows for each of the three years in the period ended June 30, 2000. Our audits also included the financial statement schedule listed in the Index at Page 61. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principals generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 7, 2001
 (March 15, 2001 as to Note 12)

MERCFUEL, INC.

BALANCE SHEETS
JUNE 30, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS                                                                            2000               1999
CURRENT ASSETS:
  Trade accounts receivable, net of allowance for doubtful accounts
    of $2,106,000 and $1,652,000 at June 30, 2000 and 1999                     $25,370,000        $27,248,000
  Inventories (Note 2)                                                           1,868,000          1,058,000
  Prepaid expenses and other current assets (Notes 1 and 3)                        654,000          1,415,000
  Deferred income taxes (Notes 2 and 7)                                            821,000            644,000
                                                                               -----------        -----------

           Total current assets                                                 28,713,000         30,365,000
                                                                               -----------        -----------
PROPERTY AND EQUIPMENT, Net of accumulated
  depreciation of $128,000 and $106,000 at June 30, 2000
  and 1999, respectively (Notes 2 and 5)                                           233,000            687,000
                                                                               -----------        -----------

TOTAL                                                                          $28,946,000        $31,052,000
                                                                               ===========        ===========

LIABILITIES

CURRENT LIABILITIES:
  Accounts payable                                                             $17,294,000        $12,725,000
  Accrued expenses (Note 6)                                                      1,077,000            806,000
                                                                               -----------        -----------

           Total current liabilities                                            18,371,000         13,531,000
                                                                               -----------        -----------
COMMITMENTS AND CONTINGENCIES (Note 9)

  Due to MAG (Note 1)                                                           10,575,000         17,521,000
                                                                               -----------        -----------

TOTAL                                                                          $28,946,000        $31,052,000
                                                                               ===========        ===========

See notes to financial statements.

MERCFUEL, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                              2000                1999                1998
FUEL SALES AND SERVICES
  (Notes 2, 9, and 10)                                    $203,412,000        $111,638,000        $148,354,000

COST OF SALES (Note 11)                                    192,399,000          99,823,000         138,730,000
                                                          ------------        ------------        ------------

GROSS MARGIN                                                11,013,000          11,815,000           9,624,000
                                                          ------------        ------------        ------------

EXPENSES:
  Selling, general, and administrative (Note 1)              4,506,000           4,418,000           3,567,000
  Provision for bad debts (Notes 4 and 9)                    5,000,000           1,377,000           8,639,000
  Depreciation                                                  58,000              57,000              14,000
  Interest expense, net (Note 1)                             1,187,000           1,016,000           1,163,000
                                                          ------------        ------------        ------------

           Total expenses                                   10,751,000           6,868,000          13,383,000
                                                          ------------        ------------        ------------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES                                             262,000           4,947,000          (3,759,000)

PROVISION (BENEFIT) FOR INCOME
  TAXES (Notes 2 and 7)                                        102,000           1,929,000          (1,466,000)
                                                          ------------        ------------        ------------

NET INCOME (LOSS)                                         $    160,000        $  3,018,000        $ (2,293,000)
                                                          ============        ============        ============

BASIC AND DILUTED NET INCOME
  (LOSS) PER SHARE (Note 1)                               $       0.02        $       0.46        $      (0.35)
                                                          ============        ============        ============
SHARES USED IN COMPUTING BASIC
  AND DILUTED NET INCOME (LOSS)
  PER SHARE                                                  6,576,000           6,576,000           6,576,000
                                                          ============        ============        ============
PRO FORMA UNAUDITED BASIC AND
  DILUTED NET INCOME PER SHARE
  (NOTE 1)                                                $       0.06
                                                          ============
SHARES USED IN COMPUTING PRO FORMA
  UNAUDITED BASIC AND DILUTED NET
  INCOME PER SHARE                                           6,826,000
                                                          ============

See notes to financial statements.

MERCFUEL, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                                  2000               1999               1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                            $   160,000        $ 3,018,000        $(2,293,000)
  Adjustments to derive cash flows from
    operating activities:
    Gain on sale of property                                       (44,000)                 -                  -
    Depreciation                                                    58,000             57,000             14,000
    Provision for bad debts                                      5,000,000          1,377,000          8,639,000
    Deferred income taxes                                         (177,000)           (10,000)            78,000
    Changes in operating assets and liabilities:
      Trade accounts receivable                                 (3,122,000)        (6,286,000)          (473,000)
      Inventories                                                 (810,000)           (94,000)           288,000
      Prepaid expenses and other current assets                    761,000           (182,000)          (755,000)
      Accounts payable                                           4,569,000          2,540,000         (2,309,000)
      Accrued expenses                                             271,000           (233,000)           528,000
                                                               -----------        -----------        -----------

           Net cash provided by operating activities             6,666,000            187,000          3,717,000
                                                               -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                              (92,000)          (687,000)           (33,000)
  Proceeds from sale of property                                   532,000                  -                  -
                                                               -----------        -----------        -----------
           Net cash provided by (used in)
             investing activities                                  440,000           (687,000)           (33,000)
                                                               -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES -
  Advances (to) from MAG                                        (7,106,000)           500,000         (3,684,000)
                                                               -----------        -----------        -----------

NET INCREASE IN CASH                                                     -                  -                  -

CASH, BEGINNING OF YEAR                                                  -                  -                  -
                                                               -----------        -----------        -----------

CASH, END OF YEAR                                              $         -        $         -        $         -
                                                               ===========        ===========        ===========

See notes to financial statements.

MERCFUEL, INC.

NOTES TO FINANCIAL STATEMENTS
THREE YEARS ENDED JUNE 30, 2000
--------------------------------------------------------------------------------

1. ORGANIZATION AND BASIS OF PRESENTATION

   Organization - On March 7, 2001, Mercury Air Group, Inc. ("MAG") announced its plan to distribute to its shareholders 100% of the common stock of its fuel sales and services division (the "Distribution"). In connection with the Distribution, MercFuel, Inc. ("MercFuel" or the "Company") was organized in Delaware on October 27, 2000 as a wholly owned subsidiary of MAG. The accompanying financial statements represent the historical operating results of MAG's fuel sales and services division, the assets and liabilities of which were contributed to the Company by MAG effective as of January 1, 2001 (the "Separation Date"). It is MAG's intent that the Distribution qualify as a tax-free distribution under Section 355 of the Internal Revenue Code.

   MercFuel operates in one industry segment: the sale and delivery of aviation fuel to commercial, air courier and commuter airlines, and to general aviation aircraft.

   Basis of Presentation - Assets, liabilities, revenues, and expenses are determined on a specific identification basis, except for certain selling, general, and administrative expenses, interest expense and prepaid insurance.

   Cost Allocations to MercFuel - The following summarizes the assumptions used by Management in allocating costs to MercFuel. Management believes the assumptions and allocations were made on a reasonable basis; however, these costs do not necessarily reflect those which would have been or will be incurred by the Company on a stand-alone basis. Accordingly, the accompanying financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have occurred, if the Company had operated as a stand-alone entity.

     Selling, General, and Administrative Expenses - Selling, general, and administrative expenses have been determined on both a specific identification basis and an allocation basis. Allocated amounts are determined from an analysis of MAG's operating and corporate departments and are generally based on the percentage of MercFuel's gross margin (less specifically identified bad debt expenses) to total MAG gross margin (less bad debt expenses). Amounts allocated to MercFuel from MAG for such items were $1,284,000, $1,495,000, and $980,000 for 2000, 1999, and 1998,
     respectively.

     Interest Expense - Interest expense is allocated based on MercFuel's estimated working capital requirements for each year presented. Interest expense is computed by applying MAG's incremental borrowing rate to MercFuel's working capital requirements.

     Prepaid Insurance - Prepaid insurance is allocated using the same allocation method used to determine selling, general, and administrative expenses.

     Due to MAG - The operations of MercFuel have historically been financed by advances from MAG, which are classified as due to MAG in the accompanying balance sheets. Accordingly, separate statements of divisional equity have not been included.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Revenue Recognition - Revenues are recognized upon delivery of fuel.

   Inventories - Inventories consist of aviation fuel and are stated at the lower of aggregate cost (first-in, first-out method) or market.

   Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three-to-five years.

   Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   Impairment of Long-Lived Assets - The Company evaluates long-lived assets for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss is based on the estimated fair value of the asset.

   Income Taxes - Deferred income tax assets and liabilities are recognized based on differences between the financial statement and income tax bases of assets and liabilities using presently enacted income tax rates.

   Fair Value of Financial Instruments - The fair value of financial instruments, principally accounts receivable and payable, closely approximates their carrying value because of their short-term nature.

   Risks and Uncertainties - Accounts receivable is comprised primarily of trade receivables from customers and is net of an allowance for doubtful accounts. MercFuel's credit risk is based in part on the following: 1) substantially all receivables are related to a single industry (aviation), 2) there is a concentration of credit risk as there are several customers who at any time have significant balances owed to MercFuel, and 3) significant balances are owed by certain customers that are not adequately capitalized. In addition, significantly higher fuel prices for extended periods of time have a negative impact on the aviation industry as it substantially increases airlines' operating expenses. Smaller airlines with lower levels of capital (which fits the profile of many of MercFuel's customers) may be more seriously impacted. During the period from June 30, 1999 to June 30, 2000, there was a significant rise in the per gallon cost of fuel. The Company assesses its credit portfolio on an ongoing basis and establishes allowances which it believes are adequate to absorb potential credit problems that can be reasonably anticipated.

   In the event that fuel prices increase significantly for an extended period of time, MercFuel's liquidity may be adversely affected unless MercFuel is able to increase vendor credit or MAG has the credit availability to advance additional funds to MercFuel.

   Stock Compensation - MAG generally issues stock options to employees with grant prices equal to the fair value of the underlying security at the date of grant. Compensation expense related to the stock options, if any, is recognized in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   See Note 8 for information regarding the pro forma effect on operations of recognizing compensation cost based on the estimated fair value of the stock options granted, as required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

   Net Income (Loss) Per Share - All of the outstanding common stock of MercFuel is owned by MAG. Basic and diluted net income (loss) per share amounts are computed by dividing the net income (loss) for the period by the common shares outstanding after the conversion of the 1,000 shares of MercFuel common stock held by MAG into 6,576,000 shares as discussed in Note 12.

   Unaudited Pro Forma Net Income Per Share - Pro forma basic and diluted net income per share amounts are calculated using the 6,576,000 common shares to be distributed to MAG stockholders plus the 250,000 shares of common stock that MercFuel is expected to sell prior to the Distribution. The net proceeds of this sale, estimated at $1 million, will be used to paydown the amount due to MAG. In addition, net income used in computing net income per share has been increased by $259,000 (the pro forma increase in net income resulting from an assumed reduction of allocated interest expense from MAG due to the reduction in the amount due to MAG).

   New Accounting Pronouncements - In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), which provided the SEC's views in applying generally accepted accounting principals to selected revenue issues. SAB 101, as amended, is required to be implemented by the Company during the quarter ended June 30, 2001. The Company does not believe that the impact of implementing SAB 101 will be material.

   Comprehensive Income - For the periods presented, there were no adjustments to derive comprehensive income.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

   Prepaid expenses and other current assets consist of the following as of June 30:

                                                                      2000            1999
     Fuel taxes                                                     $260,000       $1,011,000
     Deposits                                                        355,000          368,000
     Prepaid insurance and other                                      39,000           36,000
                                                                    --------       ----------

     Total                                                          $654,000       $1,415,000
                                                                    ========       ==========

4. LOSSES RESULTING FROM CUSTOMER BANKRUPTCIES

   On October 5, 1997, Western Pacific Airlines, Inc. ("WPAI") filed for bankruptcy protection under Chapter 11 and, as a result, the Company wrote off $5,000,000 of certificates of deposit which were pledged to guarantee a bank loan to WPAI. In addition, the Company wrote off $2,050,000 of accounts receivable due from WPAI. Effective February 5, 1998, WPAI ceased operations. The aggregate expense of $7,050,000 is included in provision for bad debts, in the accompanying statement of operations for the year ended June 30, 1998. See Note 9 for information regarding litigation related to WPAI.

   On February 29, 2000, Tower Air, Inc. ("Tower") filed for bankruptcy protection under Chapter 11 and, as a result, the Company wrote off $2,700,000 of accounts receivable due from Tower. Tower subsequently ceased operations in October 2000. The charge is included in the provision for bad debts in the accompanying statement of operations for the year ended June 30, 2000.

   During the year ended June 30, 1999, MAG invested $300,000 in National Airlines, Inc. ("National"), a start-up airline based in Las Vegas, Nevada (such investment has not been allocated to MercFuel). In May 1999, MAG entered into a fuel management contract with National, pursuant to which MercFuel began selling fuel to National. During the year ended June 30, 2000, National represented 17.7% of MercFuel's revenue. On December 6, 2000, National filed for bankruptcy protection. MercFuel continues to sell fuel to National on a secured basis, under the auspices of the bankruptcy court. No provision for bad debts has been made for trade receivables from National.

5. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following as of June 30:

                                                                                  2000             1999
     Fuel trucks                                                               $       -         $ 523,000
     Office equipment and furniture                                               54,000            47,000
     Computer equipment                                                          226,000           181,000
     Software                                                                     81,000            42,000
                                                                               ---------         ---------

                                                                                 361,000           793,000
     Less accumulated depreciation                                              (128,000)         (106,000)
                                                                               ---------         ---------

     Total                                                                     $ 233,000         $ 687,000
                                                                               =========         =========

6. ACCRUED EXPENSES

   Accrued expenses consist of the following as of June 30:

                                                                                  2000             1999
     Fuel and related fuel taxes                                              $1,041,000          $765,000
     Payroll and other                                                            36,000            41,000
                                                                              ----------          --------

     Total                                                                    $1,077,000          $806,000
                                                                              ==========          ========

7. INCOME TAXES

   MercFuel's taxable income (loss) is included in MAG's U.S. and state income tax returns. For financial reporting purposes, MercFuel has provided for income taxes (benefit) on a separate-company basis. Income tax expense is summarized as follows:

                                                                           Year Ended June 30,
                                                        ------------------------------------------------------
                                                                2000              1999              1998
     Federal, current                                        $ 224,000        $1,609,000        $(1,246,000)
     State, current                                             55,000           330,000           (298,000)
                                                             ---------        ----------        -----------

                                                               279,000         1,939,000         (1,544,000)
     Deferred, primarily federal                              (177,000)          (10,000)            78,000
                                                             ---------        ----------        -----------

     Provision (Benefit)                                     $ 102,000        $1,929,000        $(1,466,000)
                                                             =========        ==========        ===========

   Major components of deferred income tax assets as of June 30, were as follows:

                                                                                  2000               1999
     Allowance for doubtful accounts                                            $821,000           $644,000
                                                                                --------           --------

                                                                                $821,000           $644,000
                                                                                ========           ========

   The reconciliation of the federal statutory rate to the Company's effective tax rate on income is summarized as follows:

                                                                                 Year Ended June 30,
                                                                        --------------------------------------
                                                                            2000         1999         1998
     Computed "expected" tax rate                                           34.0 %       34.0 %       34.0 %
     State income taxes, net of federal income tax benefit                   5.0 %        5.0 %        5.0 %
                                                                           -----        -----        -----

     Effective rate                                                         39.0 %       39.0 %       39.0 %
                                                                           =====        =====        =====

8. INCENTIVE PLAN

   MAG has stock option plans under which MercFuel employees have historically been granted options to purchase common stock. Options granted pursuant to the plans have been made at the fair market value of such shares on the date of the grant and generally vest over twelve months. The contractual lives of the options are ten years.

   A summary of options held by MercFuel employees under the MAG plans is as follows:

                                                                                             Weighted
                                                                                              Average
                                                                              Number of      Exercise
                                                                              MAG Shares       Price
     Outstanding June 30, 1997                                                  39,375         $6.05
     Granted                                                                    12,500          7.88
     Exercised                                                                  (2,000)         5.60
                                                                                ------         -----

     Oustanding June 30, 1998, 1999, and 2000                                   49,875         $6.51
                                                                                ======         =====

                                       Shares          Weighted                       Shares
                                    Outstanding         Average         Weighted   Exercisable   Weighted
     Exercise                           at           Contractual       Average         at        Average
      Price                          June 30,         Remaining        Exercise     June 30,     Exercise
      Range                            2000             Life            Price         2000        Price
      $6.09                           34,375              5             $6.09        34,375       $6.09
       5.60                            3,000              6              5.60         3,000        5.60
       7.88                           12,500              8              7.88        12,500        7.88

   As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," MercFuel has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock-based awards to employees. Under APB 25, MercFuel recognizes no compensation expense with respect to such awards.

   Pro forma information regarding net income (loss) and earnings per share is required by SFAS 123. This information is required to be determined as if MercFuel had accounted for stock-based awards to its employees under the fair value method of SFAS 123. The fair value of the options reported below has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                            2000         1999         1998
     Expected life                                                         5 years      5 years      5 years
     Expected volatility                                                        38%          34%          31%
     Risk free interest rate                                                  6.19%        5.78%        5.25%
     Dividend yield                                                              0%           0%           0%

   The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions, including the expected stock price volatility. The weighted-average estimated fair value of MAG employee stock options granted during fiscal 2000, 1999, and 1998 was $3.45, $3.00, and $2.13 per share, respectively. Because MAG options held by MercFuel employees have characteristics significantly different than those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

   For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. Pro forma information related to the MAG options held by MercFuel employees is as follows:

                                                                2000             1999              1998
     Net income (loss) - as reported                          $160,000       $3,018,000       $(2,293,000)
     Net income (loss) - pro forma                            $145,000       $3,003,000       $(2,308,000)
     Basic and diluted net income (loss) per share:
       As reported                                            $   0.02       $     0.46       $     (0.35)
       Pro forma                                              $   0.02       $     0.46       $     (0.35)

9. COMMITMENTS AND CONTINGENCIES

   In connection with the Chapter 7 bankruptcy filing for WPAI, MAG received a letter, dated August 25, 1999, from the bankruptcy trustee's attorneys making a formal demand for recovery of alleged preference payments of approximately $11.4 million. This amount represents cash received for payment of fuel during the 90 days prior to WPAI's initial bankruptcy filing. MAG also received notice of a claim by the trustee for $1.1 million related to payments made to a bank pursuant to a loan between the bank and WPAI, which MAG guaranteed. The trustee filed suit in the United States District Court for the District of Colorado on October 1, 1999. In December 2000, MAG agreed to a settlement of all claims with the trustee, subject to the bankruptcy court's approval. The settlement consists of 10 quarterly payments of $175,000, with the unpaid balance secured by a letter of credit. Payments are expected to begin upon approval of the settlement by the bankruptcy court. During the six-month period ended December 31, 2000, MercFuel recorded a provision for bad debts for an amount equal to the present value of the payments, $1.6 million. During that six-month period, this charge was partially offset by a recovery of approximately $900,000 from Tower Air, Inc.

   The Company believes, based in part on an opinion of its tax advisors, that although the matter is not free from doubt, the contribution by MAG of certain assets and liabilities to MercFuel in exchange for common stock of MercFuel, followed by the Distribution, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986 (the "Code"), as amended and the Distribution should qualify as a tax-free distribution under Section 355 of the Code. It should be noted that the application of Section 355 of the Code to the Distribution is complex and may be subject to differing interpretation. If the Distribution does not qualify as a tax-free distribution under Section 355 of the Code; then: (i) MAG would recognize capital gain equal to the difference between the fair market value of the MercFuel common stock on the date of the Distribution and MAG's tax basis in such stock; and (ii) the Distribution may be taxable to individual stockholders, depending on their individual tax basis. In addition, the Company has agreed to indemnify MAG in the event the Distribution is not tax-free to MAG or its stockholders because of actions taken by the Company or because of failure to take various actions, to be set forth in a tax sharing agreement with MAG. Certain of the events that could trigger this obligation may be beyond the Company's control. In particular, the transaction may be taxable if the Distribution is deemed to be part of a plan in which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in either MAG or the Company. If such stock is acquired within the four-year period beginning two years before and ending two years after the Distribution, the Distribution and acquisition will be presumed to be part of the same plan.

   MAG has a credit agreement with a consortium of banks, the collateral for which includes the assets of MercFuel. MAG's bank debt has not been allocated to MercFuel. However, MAG's interest expense has been allocated (see Note 1 for a discussion of the allocation method).

10. MAJOR CUSTOMERS AND FOREIGN CUSTOMERS

    National and Tower Air, Inc. represented approximately 17.7% and 10.3% of total revenue for fiscal 2000, respectively. Tower also accounted for 15.1% of total revenue for fiscal 1999. WPAI represented approximately 15.4% of total revenue for fiscal 1998. No other customers accounted for over 10% of MercFuel's revenue in fiscal 2000, 1999, and 1998.

    The Company sells aviation fuel to a number of foreign airlines. For the most part, such sales are made within the United States and utilize the same assets and generally the same personnel as are utilized in the Company's domestic business. Revenues related to these foreign airlines amounted to approximately 25.6%, 33.2%, and 35.6% of total revenues for the years ended June 30, 2000, 1999, and 1998, respectively.

11. RELATED PARTY TRANSACTIONS

    MAG provides fuel storage and fuel delivery services to MercFuel at certain airports within the United States. Amounts paid to MAG for these services were $809,000, $602,000, and $352,000 for 2000, 1999, and 1998,
    respectively. These amounts are included in cost of sales in the accompanying statements of operations.

12. SUBSEQUENT EVENT

    On March 15, 2001, the Company's Board of Directors and sole stockholder approved the conversion of 1,000 shares of the Company's common stock held by MAG into 6,576,000 shares. All shares and per share amounts have been adjusted to give effect to the conversion of shares.

MERCFUEL, INC.
BALANCE SHEET (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                                Pro Forma
                                                                           December 31,       December 31,
ASSETS                                                                             2000               2000
CURRENT ASSETS:
  Trade accounts receivable, net of allowance for doubtful accounts of
    $2,418,000 at December 31, 2000                                            $30,264,000        $30,264,000
  Inventories                                                                    2,256,000          2,256,000
  Prepaid expenses and other current assets (Note 1)                               260,000            260,000
  Deferred income taxes (Note 2)                                                   943,000            943,000
                                                                               -----------        -----------

           Total current assets                                                 33,723,000         33,723,000

PROPERTY AND EQUIPMENT, Net of accumulated depreciation
  of $160,000 at December 31, 2000                                                 213,000            213,000
                                                                               -----------        -----------

TOTAL                                                                          $33,936,000        $33,936,000
                                                                               ===========        ===========
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                             $24,440,000        $24,440,000
  Accrued expenses                                                               3,035,000          3,035,000
                                                                               -----------        -----------

           Total current liabilities                                            27,475,000         27,475,000
                                                                               -----------        -----------
COMMITMENTS AND CONTINGENCIES (Note 3)

DUE TO MAG (Note 1)                                                              6,461,000          1,461,000
                                                                               -----------        -----------
STOCKHOLDER'S EQUITY:
  Preferred stock - $0.01 par value; authorized 3,000,000 shares;
    no shares outstanding
  Common stock - $0.01 par value; authorized 18,000,000 shares;
    outstanding 6,576,000 shares as of March 15, 2001                                                  50,000
  Additional paid-in capital                                                                        4,950,000
                                                                               -----------        -----------

           Total stockholder's equity                                                               5,000,000
                                                                               -----------        -----------

TOTAL                                                                          $33,936,000        $33,936,000
                                                                               ===========        ===========

See notes to unaudited financial statements.

MERCFUEL, INC.

STATEMENTS OF OPERATIONS
SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                 2000               1999
FUEL SALES AND SERVICES                                                      $165,316,000        $93,315,000

COST OF SALES                                                                 158,803,000         87,475,000
                                                                             ------------        -----------

GROSS MARGIN                                                                    6,513,000          5,840,000
                                                                             ------------        -----------
EXPENSE:
  Selling, general and administrative (Note 1)                                  2,522,000          2,269,000
  Provision for bad debts                                                       1,700,000            728,000
  Depreciation                                                                     31,000             26,000
  Interest expense, net (Note 1)                                                  286,000            588,000
                                                                             ------------        -----------

           Total expense                                                        4,539,000          3,611,000
                                                                             ------------        -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                        1,974,000          2,229,000

PROVISION FOR INCOME TAXES                                                        770,000            869,000
                                                                             ------------        -----------

NET INCOME                                                                   $  1,204,000        $ 1,360,000
                                                                             ============        ===========

BASIC AND DILUTED NET INCOME PER SHARE (Note 1)                              $       0.18        $      0.21
                                                                             ============        ===========
SHARES USED IN COMPUTING BASIC AND DILUTED
  EARNINGS PER SHARE (Note 1)                                                   6,576,000          6,576,000
                                                                             ============        ===========
UNAUDITED PRO FORMA BASIC AND DILUTED
  EARNINGS PER SHARE                                                         $       0.20
                                                                             ============
SHARES USED IN COMPUTING PRO FORMA BASIC AND
  DILUTED EARNINGS PER SHARE                                                    6,826,000
                                                                             ============

See notes to unaudited financial statements.

MERCFUEL, INC.

STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                2000               1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $ 1,204,000        $ 1,360,000
  Adjustments to derive cash flows from operating activities:
    Gain on sale of property                                                            -            (44,000)
    Depreciation                                                                   31,000             26,000
    Provision for bad debts                                                     1,700,000            728,000
    Deferred income taxes                                                        (122,000)            53,000
    Changes in operating assets and liabilities:
      Trade accounts receivable                                                (6,594,000)        (6,717,000)
      Inventories                                                                (388,000)          (470,000)
      Prepaid expenses and other current assets                                   394,000            957,000
      Accounts payable                                                          7,146,000          9,984,000
      Accrued expenses                                                          1,958,000           (486,000)
                                                                              -----------        -----------

           Net cash provided by operating activities                            5,329,000          5,391,000
                                                                              -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                             (11,000)           (25,000)
  Proceeds from sale of property                                                        -            532,000
                                                                              -----------        -----------

           Net cash (used in) provided by investing activities                    (11,000)           507,000
                                                                              -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES -
  Advances to MAG                                                              (5,318,000)        (5,898,000)
                                                                              -----------        -----------

NET INCREASE IN CASH                                                                    -                  -

CASH, BEGINNING OF YEAR                                                                 -                  -
                                                                              -----------        -----------

CASH, END OF YEAR                                                             $         -        $         -
                                                                              ===========        ===========

See notes to unaudited financial statements.

MERCFUEL, INC.

NOTES TO FINANCIAL STATEMENTS
SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999 (Unaudited)
--------------------------------------------------------------------------------

1. GENERAL

   Organization - On March 7, 2001, Mercury Air Group, Inc. ("MAG") announced its plan to distribute to its shareholders 100% of the common stock of its fuel sales and services division (the "Distribution"). In connection with the Distribution, MercFuel, Inc. ("MercFuel" or the "Company") was organized in Delaware on October 27, 2000 as a wholly owned subsidiary of MAG. The accompanying financial statements represent the historical operating results of MAG's fuel sales and services division, the assets and liabilities of which were contributed to the Company by MAG on January 1, 2001. It is MAG's intent that the Distribution qualify as a tax-free distribution under Section
   355 of the Code.   Additionally, MAG and MercFuel intend to enter into a
   master separation and distribution agreement.

   MercFuel operates in one industry segment: the sale and delivery of aviation fuel to commercial, air courier and commuter airlines, and to general aviation aircraft.

   Basis of Presentation - The accompanying unaudited financial statements as of December 31, 2000 and for the six months ended December 31, 2000 and 1999 reflect all adjustments (consisting of normal, recurring accruals only) which are necessary to fairly present the results for the interim periods. Such financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X and, therefore, do not include all the information or footnotes necessary for a complete presentation. They should be read in conjunction with the Company's audited financial statements. The results of operations for the six months ended December 31, 2000 are not necessarily indicative of results for the full year.

   Unaudited Pro Forma Balance Sheet - The unaudited pro forma balance sheet as of December 31, 2000 gives effect to the assumed contribution of $4 million of equity from MAG to the Company and to the sale of 250,000 shares of common stock at a price of $4.35 per share, the estimated net proceeds of which are $1,000,000. It is anticipated that the remaining amount due to MAG of $1,461,000 will be repaid with the proceeds from an anticipated debt financing agreement to be entered into concurrently with the Distribution. However, because a financing agreement has not yet been arranged, the repayment of this amount has not been reflected in the pro forma balance sheets.

   Net Income (Loss) Per Share - All of the outstanding common stock of MercFuel is owned by MAG. Basic and diluted net income (loss) per share amounts are computed by dividing the net income (loss) for the period by the common shares outstanding after the conversion of the 1,000 shares of MercFuel common stock held by MAG into 6,576,000 shares on March 15, 2001.

   Unaudited Pro Forma Net Income Per Share - Pro forma basic and diluted net income per share amounts are calculated using the 6,576,000 common shares to be distributed to MAG stockholders plus the 250,000 shares of common stock that MercFuel is expected to consummate prior to the Distribution. The net proceeds of this sale, estimated at $1 million, will be used to paydown the amount due to MAG. In addition, net income used in computing net income per share has been increased by $130,000 (the pro forma increase in net income resulting from an assumed reduction of allocated interest expense from MAG due to the reduction in the amount due to MAG).

   New Accounting Pronouncements - On July 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, " Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The cumulative effect of adoption at July 1, 2000 had no effect. At December 31, 2000, there were no outstanding derivative contracts.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), which provided the staff's views in applying generally accepted accounting principals to selected revenue issues. SAB 101, as amended, is required to be implemented by the Company during the quarter ended June 30, 2001. The Company does not believe that the impact of implementing SAB 101 will be material.

   Comprehensive Income - For the periods presented, there were no adjustments to derive comprehensive income.

   Cost Allocations to MercFuel - The following summarizes the assumptions used by management in allocating costs to MercFuel. Management believes the assumptions and allocations were made on a reasonable basis; however, these cost do not necessarily reflect those which would have been or will be incurred by the Company on a stand-alone basis. Accordingly, the accompanying financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have occurred, if the Company had operated as a stand-alone entity.

     Selling, General, and Administrative Expenses - Selling, general, and administrative expenses have been determined on both a specific identification basis and an allocation basis. Allocated amounts are determined from an analysis of MAG's operating and corporate departments and are generally based on the percentage of MercFuel's gross margin (less certain allocated bad debt expenses) to total MAG gross margin. Amounts allocated to MercFuel from MAG for such items were $543,000 and $707,000 for the six months ended December 31, 2000 and 1999, respectively.

     Interest Expense - Interest expense is allocated based on MercFuel's estimated working capital requirements for each year presented. Interest expense is computed by applying MercFuel's working capital requirements to MAG's incremental borrowing rate.

     Prepaid Insurance - Prepaid insurance is allocated using the same allocation method used to determine selling, general, and administrative expenses.

     Due to MAG - The operations of MercFuel have historically been financed by advances from MAG, which are classified as due to MAG in the accompanying balance sheets. Accordingly, separate statements of divisional equity have not been included.

2. COMMITMENTS AND CONTINGENCIES

   In connection with the Chapter 7 bankruptcy filing for Western Pacific Airlines, Inc., "WPAI", MAG received a letter, dated August 25, 1999, from the bankruptcy trustee's attorneys making a formal demand for recovery of alleged preference payments of approximately $11.4 million. This amount represents cash received for payment of fuel during the 90 days prior to WPAI's initial bankruptcy filing. MAG also received notice of a claim by the trustee for $1.1 million related to payments made to a bank pursuant to a loan between the bank and WPAI, which MAG guaranteed. The trustee filed suit in the United States District Court for the District of Colorado on October 1, 1999. In December 2000, MAG agreed to a settlement of all claims with the trustee, subject to the bankruptcy court's approval. The settlement consists of 10 quarterly payments of $175,000, with the unpaid balance secured by a letter of credit. Payments are expected to begin upon approval of the settlement by the bankruptcy court. During the six-month period ended December 31, 2000, the Company recorded a provision for bad debts for an amount equal to the present value of the payments, $1.6 million. During the period, this charge was partially offset by a recovery of approximately $900,000 from Tower Air, Inc.

   The Company believes, based in part on an opinion of its tax advisors, that although the matter is not free from doubt, the contribution by MAG of certain assets and liabilities to MercFuel in exchange for common stock of MercFuel, followed by the Distribution, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986 (the "Code"), as amended and the Distribution should qualify as a tax-free distribution under Section 355 of the Code. It should be noted that the application of Section 355 of the Code to the Distribution is complex and may be subject to differing interpretation. If the Distribution does not qualify as a tax-free distribution under Section 355 of the Code; then: (i) MAG would recognize capital gain equal to the difference between the fair market value of the MercFuel common stock on the date of the Distribution and MAG's tax basis in such stock; and (ii) the Distribution may be taxable to individual stockholders, depending on their individual tax basis. In addition, the Company has agreed to indemnify MAG in the event the Distribution is not tax-free to MAG or its stockholders because of actions taken by the Company or because of failure to take various actions, to be set forth in a tax sharing agreement with MAG. Certain of the events that could trigger this obligation may be beyond the Company's control. In particular, the transaction may be taxable if the Distribution is deemed to be part of a plan in which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in either MAG or the Company. If such stock is acquired within the four-year period beginning two years before and ending two years after the Distribution, the Distribution and acquisition will be presumed to be part of the same plan.

3. SUBSEQUENT EVENTS

   MercFuel intends to adopt the 2001 Stock Option Plan (the "Plan") and the Non-Employee Directors Plan (the "Directors' Plan). MercFuel has reserved 1,000,000 shares of common stock for issuance under the Plan to eligible individuals (including officers and non-employee board members). The terms of any issuances are to be determined by MercFuel's board of directors. Pursuant to the terms of the Directors' Plan, each individual who first joins the board as a non-employee board member will automatically be granted options for 10,000 shares. In addition, on the date of each annual stockholders' meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member since the last annual stockholders' meeting will receive additional option grants to purchase an additional 10,000 shares of common stock. Each automatic grant will have an exercise price equal to the fair market value of the common stock on the grant date and will have a maximum term of 10 years. Each option will be exercisable following six months from the date of grant.

   It is anticipated that, immediately following the Distribution, MercFuel will grant options to purchase 500,000 shares, at an exercise price equal to the fair market price at the date of grant. In addition, it is anticipated that the options to purchase 49,875 shares of MAG common stock currently held by MercFuel employees will be converted into options to acquire an equivalent number of shares of MercFuel. In addition it is expected that holders of MAG options prior to the Distribution Date may either: (i) Convert such options into options to purchase MercFuel Common Stock utilizing a conversion formula based on the opening per-share price of MercFuel's common stock on the first trading day after the Distribution Date relative to the closing per-share price of MAG common stock on the last trading day before the Distribution Date, or (ii) return such options, in which event MAG will adjust such options utilizing a conversion formula based on the per-share price of MAG common stock before and after the Record Date.

   For purposes of governing certain of the ongoing relationships between MercFuel and MAG at and after the Distribution Date and to provide for an orderly transition, MercFuel and MAG intend to enter into various agreements. A brief description of each of the agreements follows:

   General Assignment and Assumption Agreement - The general assignment and assumption agreement identifies the assets MAG has transferred to the Company and the liabilities the Company has assumed from MAG in the Separation. On January 1, 2001, MAG contributed and transferred to the Company all assets and liabilities associated with the Fuel Sales and Services Division.

   Master Technology Ownership and License Agreement - Under the master technology ownership and license agreement, the Company will own all technology developed by the Company, and MAG will assign to the Company all technology registered under the name MAG.

   Employee Matters Agreement - MercFuel and MAG intend to enter into an employee matters agreement to allocate assets, liabilities, and responsibilities relating to current and former employees of MercFuel and their participation in the benefit plans, including stock option plans, that MAG currently sponsors and maintains. Pursuant to the agreement, all eligible MercFuel employees will continue to participate in the MAG benefit plans on comparable terms and conditions to those for MAG employees until the Distribution Date or until the Company establishes independent benefit plans.

   MercFuel expects that each MercFuel benefits plan will provide that all service, compensation, and other benefit determinations that, as of the Distribution, were recognized under the corresponding MAG benefits plan will be taken into account under the MercFuel benefits plan.

   Tax Sharing Agreement - MercFuel and MAG intend to enter into a tax sharing and indemnification agreement whereby, generally, MAG will be responsible for taxes that are allocable to periods prior to the Distribution Date, and each of MAG and MercFuel will be responsible for their own tax liabilities (including their allocable share of taxes shown on any consolidated, combined, or other tax return filed by MAG) for periods after the Distribution Date. The tax sharing and indemnification agreement will prohibit MAG and MercFuel from taking actions that could jeopardize the tax-free treatment of the Distribution, and will require MAG and MercFuel to indemnify each other for any taxes or other losses that result from these actions.

   Transitional Services Agreement - The transitional services agreement provides for transitional services, systems and support to the Company's operations, including data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. MAG services provided to MercFuel will be fixed at $70,000 per month.

   Real Estate Matters Agreement - The real estate matters agreement addresses real estate matters relating to the MAG leased properties that MAG will transfer to or share with MercFuel. The agreement includes a description of each property to be transferred to or shared with MercFuel for each type of transaction. The agreement also provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorneys' fees, will be paid by MAG.

   Master Confidential Disclosure Agreement - The master confidential disclosure agreement provides that MercFuel and MAG agree not to disclose confidential information of the other party except in specific circumstances. MAG and MercFuel also agree not to use this information in violation of any use restrictions in one of the other written agreements between them.

   Indemnification and Insurance Matters Agreement - Both MAG and MercFuel agree to release each other from any liabilities arising from events occurring on or before the Distribution, including events occurring in connection with the activities to implement the Separation, and the Distribution. Additionally, MercFuel has agreed to indemnify MAG from all liabilities arising from MercFuel's business and any breach by the Company of the separation agreement and MAG has agreed to indemnify MercFuel from all liabilities arising from MAG's business, other than the MercFuel business, and any breach by MAG of the separation agreement.

   The agreement also contains provisions governing the Company's insurance coverage from the Separation Date until the Distribution Date. In general, MercFuel will reimburse MAG for premium expenses related to insurance coverage during this period. Prior to the Distribution, MAG will maintain insurance policies on the Company's behalf.

   Additionally, MAG has agreed to indemnify the Company from all liabilities arising from environmental conditions existing as of the Distribution Date at facilities transferred to the Company, or which arise out of operations occurring before the Distribution Date at these facilities, and the Company has agreed to indemnify MAG from all liabilities arising from environmental conditions caused by operations after the Distribution Date at any of the facilities transferred to the Company, and from environmental conditions at the Company's facilities arising from an event that occurs on or after the Distribution Date.

MERCFUEL, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED JUNE 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                Balance                                              Balance
                                                  at           Charged to                              at
                                               Beginning        Costs and        Deductions          End of
Classification                                 of Period        Expenses            (a)              Period
2000
  Allowance for
    doubtful accounts                          $1,652,000       $5,000,000       $(4,546,000)       $2,106,000
                                               ==========       ==========       ===========        ==========
1999
  Allowance for
    doubtful accounts                          $1,625,000       $1,377,000       $(1,350,000)       $1,652,000
                                               ==========       ==========       ===========        ==========
1998
  Allowance for
    doubtful accounts                          $1,797,000       $8,639,000       $(8,811,000)       $1,625,000
                                               ==========       ==========       ===========        ==========

(a)  Accounts receivable write-off

         Index to Exhibits

         3.1   Amended and Restated Certificate of Incorporation of the
               Registrant

         3.2   Bylaws of the Registrant

         99.1  Form of Tax Opinion of Baker & McKenzie

         99.2  Consent of Baker & McKenzie  (See Exhibit 99.1)